Corindus Vascular Robotics, Inc. S-1/A

Exhibit 10.30

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DISTRIBUTOR AGREEMENT

This Distributor Agreement is effective as of the 22nd day of December, 2010 (the “Effective Date”) by and between Philips Medical Systems Nederland B.V., having a place of business at Veenpluis 4-6, PO Box 10.000 5680 DA, Best, The Netherlands (“Philips”), and Corindus Inc., having a place of business at 11 Erie Drive, Natick, MA, USA (“Corindus”) (individually a “Party” and jointly the “Parties”)

WHEREAS, Distributor is engaged in the development, design, engineering, manufacturing, marketing, sale and delivery of medical equipment and systems, including certain third party medical equipment and systems;

WHEREAS, Supplier is engaged in the development design, engineering, manufacturing, sale, delivery and support of the Products defined in article 1, which Products are currently being developed and therefore not yet available on the market;

WHEREAS, as of the Effective Date, Corindus and Koninklijke Philips Electronics N.V., an Affiliate of Philips, are concurrently entering into a Series D Preferred Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which, among other things, such Philips entity shall make an equity investment in Corindus, as contemplated under the terms of such Stock Purchase Agreement;

WHEREAS, Distributor and Supplier wish to agree to appoint Distributor to be Supplier’s distributor of the Products defined herein;

WHEREAS, Distributor and Supplier wish Distributor’s appointment to be exclusive for the Initial Term of this Agreement as an incentive for Philips to make significant investment in selling these new Products on the market and to ensure a successful market entry.

WHEREAS, the Parties hereto wish to set forth in this Agreement the terms and conditions under which Distributor will purchase from Supplier and Supplier will sell and deliver to Distributor the Products; and

NOW, THEREFORE, in consideration of the premises and mutual promises, the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

For purposes of this Agreement, the following terms have the following meanings:

1.1.	“Affiliate” means a corporation or other business entity controlled by, controlling or under common control with a Party. For this purpose “control” means that more than 50% of the controlled entity’s shares or ownership interest representing the right to make decisions for such entity are owned or controlled, directly or indirectly, by the controlling entity.
1.2.	“Agreement” means this Agreement including any Attachments hereto.
1.3.	“Background IPR” shall mean any and all Intellectual Property Rights, other than Foreground IPR: (a) which are owned or controlled by a Party or any of its Affiliates at the Effective Date or (b) in respect of which ownership or control is acquired by a Party or any of its Affiliates during the Term of this Agreement as a result of: (i) activities conducted outside the framework of this Agreement or (ii) any transaction with a third party;

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1.4.	“Change of Control” means with respect to Supplier (a) the sale of all or substantially all of the assets of the Supplier, or (b) a merger, consolidation or other reorganization of the Supplier which results in more than 50% of the voting stock of the resulting or surviving entity being owned or held by persons other than those owning or holding the voting stock in Supplier immediately prior to such transaction, or (c) the sale by one or more stockholders of the Supplier, in a single transaction or series of related transactions, of more than 50% of the voting stock of the Supplier to one or more third parties who are at the time of such sale unaffiliated with any stockholders of the Supplier. A “Qualified Public Offering” (as defined in Corindus’ certificate of incorporation) shall not be a “Change of Control” under this Agreement.
1.5.	“Competitor Equipment” means the various versions of catheterization labs of Philips competitors with which the Products can be used.
1.6.	“Confidential Information” means all documents and other information, provided by or on behalf of a Party or any of its Affiliates directly or indirectly, before (in accordance with that certain Confidentiality Agreement, dated as of October 6, 2009, as amended) or after the Effective Date, in whatever form, including orally, relating to this Agreement, provided that any information will not be Confidential Information to the extent that the information:
(a)	is or becomes generally available to the public without violation of this Agreement or any other obligation of confidentiality;
(b)	is known by the recipient prior to disclosure by the provider;
(c)	is lawfully obtained by the recipient from a third party without any breach of confidentiality or violation of law; or
(d)	is independently developed by the recipient without use or reference to the Confidential Information of the provider.
1.7.	“Customer” means the customer of Distributor that purchases and/or uses the Products delivered by Distributor within the framework of this Agreement, provided that Distributor acknowledges that the Product is a regulated medical device and so may only be sold in compliance with laws.
1.8.	“Disposables” means the sterile, disposable cassettes and other disposable items specific to the Product such as drapes, etc., that are needed to perform clinical procedures with the Product.
1.9.	“Distributor” means Philips Medical Systems Nederland B.V. and any of its Affiliates, that form the Philips Healthcare sales organization that participate in the Agreement, by issuing a Purchase Order; provided that Philips shall be liable for any breach of this Agreement by such Affiliate.
1.10.	“Distributor Equipment” means the various versions of the Philips catheterization labs with which the Products can be used.
1.11.	“Distributor Indemnitees” means Distributor and Distributor’s successors, permitted assigns, permitted Distributors’ sub distributors and Customers.
1.12.	“Effective Date” means the date first written above.
1.13.	“Foreground IPR” shall mean any and all Intellectual Property Rights in any result of (the activity of either Party or both of them) under this Agreement.
1.14.	“Philips Integration Kit” and “Integration Kit” means the Integration Kit package that will be developed for delivery with the Products as further specified in Attachment 1.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.15.	“Intellectual Property Rights” or “IPR” shall mean patents, utility certificates, utility models, industrial design rights, copyrights, database rights, trade secrets, any protection offered by law to Information, semiconductor IC topography rights and all registrations, applications, renewals, extensions, combinations, divisions, continuations or reissues of any of the foregoing.
1.16.	“Force Majeure Event” means any earthquake, flood, fire, riot, war, terrorism, embargo or any other act of God or any event which is beyond the reasonable control of the Party claiming the force majeure event.
1.17.	“Local Agreements” means the agreements, if any, as listed in Attachment 5, between Distributor and Supplier with respect to a particular country.
1.18.	“Minimum Customer Satisfaction Requirements” means the minimum customer satisfaction targets that Supplier will achieve as described in Attachment 7, for which breach Distributor’s sole remedy is the termination right as described in article 16.2.
1.19.	“Minimum Distributor Requirements” means the minimum purchase volume that Distributor must achieve as described in attachment 7, for which breach Supplier’s sole remedy is the termination right as described in article 16.3. For clarification purposes, the Minimum Distributor Requirements do not establish minimum purchase obligations of Distributor.
1.20.	“Open License Terms” means any and all terms in any license that require as a condition of use, modification and/or distribution of a work (1) the making available of source code or other materials preferred for modification, or (2) the granting of permission for creating derivative works, or (3) the granting of a royalty-free license to any party under intellectual property rights regarding the work and/or any work that contains, is combined with, requires or otherwise is based on the work.
1.21.	“Open Source Software” means any software that is licensed under Open License Terms. 1.22.
1.22.	“PCI” means percutaneous coronary interventions.
1.23.	“Price” means the price specified in Attachment 1.
1.24.	“Product” means the CorPath Systems as specified in Attachment 1 (including materials, sub-assemblies, accessories or software incorporated therein), but excluding the Disposables.
1.25.	“Purchase Order” means any written or electronic purchase order issued by Distributor to Supplier for a Product, each of which will be governed by and subject to the terms of this Agreement.
1.26.	“Service Part” means a spare, repair or replacement part for a Product, including any part listed in Attachment 2.
1.27.	“Specifications” means the specifications, descriptions, design criteria, drawings, samples, prototypes and other requirements relating to the Products provided in writing by Supplier from time to time to define the Products.
1.28.	“Supplier” means Corindus Inc. and its participating Affiliates that provide Products hereunder; provided that Corindus shall be liable for any breach of this Agreement by such Affiliate.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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1.29.	“Sustainability Agreement” means the Sustainability Agreement between Distributor and Supplier to be agreed upon no later than May 1, 2011.
1.30.	“Technical Failure” means the failure to meet the required level of technical performance of the Products, in terms of the following:

(i) The Products shall perform in accordance with all regulatory required quality standards and materially conform to the relevant Specifications;

(ii) The Products shall be free of epidemic failures, meaning technical failures with the same root cause with an occurrence of higher than 10 Products.

(iii)The Products shall achieve acceptable reliability standards, defined as less than eight (8) technical field calls per unit of Product per year in average for all Products.

1.31.	“Territory” means worldwide.
1.32.	“US Territory” means the fifty states of the United States of America.

ARTICLE 2. SCOPE AND INTENT

2.1.	Appointment, Exclusivity. Subject to the terms and conditions of this Agreement, Supplier hereby appoints Distributor to be Supplier’s exclusive distributor for the promotion and sale of the Products in the Territory.

With “exclusive” meaning that Supplier will not sell in the Territory any of its Products to other parties during the term of this Agreement and Distributor will in turn not sell any other robotic systems designed and specifically approved for use for PCI in the US Territory and, for the rest of the Territory, Distributor will not market and sell any other robotic systems to the interventional cardiology customer segment for use in PCI.

Distributor may, upon prior approval of Corindus, which will not be unreasonably withheld, appoint subdistributors to promote and sell the Products on behalf of Distributor. Distributor will obligate its subdistributors to adhere to the terms applicable to Distributor under this Agreement and shall be liable for any breach of this Agreement by such subdistributor.

2.2.	Sales. Distributor may purchase and shall take delivery of ordered Products from Supplier, and Supplier will be responsible to design, develop, manufacture, sell the Products in accordance with the terms and conditions of the Agreement and will use reasonable efforts to deliver to Distributor the volumes and versions of Products ordered by Distributor, for resale on an exclusive basis in the Territory under the Supplier’s brand name, in combination with or separately from Distributor Equipment or for use with Competitor Equipment.

Supplier shall notify Distributor of any leads or inquiries that it receives from parties expressing interest in purchasing or having a demonstration of the Products, in accordance with a process to be mutually agreed by the Parties. Field marketing and application training will be Supplier’s responsibility, meaning that Supplier will develop at its own cost a field marketing product specialist team which will be responsible for:

(a)	promoting the Product to potential Customers with already installed Distributor Equipment or Competitor Equipment, after clear alignment on leads and in close cooperation with Philips sales team,
(b)	sales support to Philips sales team such as product demonstrations and proposition selling to potential Customers and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(c)	designing, developing and conducting a training program for the Philips sales team, provided that Philips will remain responsible for ensuring that all members of its sales organization that are involved in sales of the Product are adequately trained on a regular basis on the Product value proposition.

The Parties’ sales and marketing activities for the US Territory are set forth in Attachment 2 (US Marketing & Sales), as may be amended by mutual agreement of the Parties. The Parties’ other sales and marketing activities for other countries in the Territory will be negotiated in good faith and documented in Attachment 3 (ROW Marketing and Sales) and Attachment 6 (Countries for sale of the Products). Once such sales and marketing activities are finalized and set forth in the applicable Attachment, each Party shall use reasonable efforts to conduct the activities assigned to such Party in accordance with such Attachment.

2.3.	Installation, Service, Warranty.

(a) Supplier will install, warrant, service and support the Products, for its own account and risk and directly to the Customers, subject to Section 2.9, the remainder of this Section 2.3, and Article 11. As between the Parties, Supplier will have the sole right and responsibility for:

(a)	managing customer acceptance,
(b)	preventative and corrective maintenance, including corrective action requests (CAR), field change orders and upgrades,
(c)	monitoring quality performance, spare parts usage and call rates, and
(d)	any other customer support activities (including spare parts sales and product warranty service for the legally required period in the relevant sales territories) for both the Products and Disposables as may be further described on Attachment 4, including regulatory reporting for adverse events for the Product and Disposables, it being understood that Supplier shall use reasonable efforts to undertake such activities in compliance with a process to be mutually agreed by the Parties for coordinating service support to Customers and for driving timely Customer acceptance, including a process for managing the point-of-sale service contract.

The Parties may consider other opportunities for synergy between both Parties’ service organizations and, if Corindus intends to outsource its service and customer support functions for the Product to any non-Affiliate third party, Corindus will inform Philips and not outsource such service and customer support functions to any imaging systems competitor of Philips.

(b) With respect to service support and Service Parts to be provided by Supplier, Supplier will provide such service support, Service parts and Disposables for no less than 5 years after end-of-life delivery of the Products.

2.4.	Adoption of the Products. Supplier will be solely authorized and responsible for selling related Disposables to Customers and to perform such training and application support necessary to assist Customers’ adoption of the Product and Disposables. In particular, Supplier will develop at its own cost a clinical field organization for Customer training, education and system use with the goal of executing such adoption plan, maturing the Products value proposition and driving Customer usage of Disposables. In order to enable Philips’ understanding of the Product value proposition, Corindus shall periodically share information on the adoption rate and cassette usage as set forth in the Business Metrics – Attachment 7. If Supplier is unable to provide Disposables adequately enough to support the installed base of Products, Corindus and Philips will mutually discuss appropriate modifications to the distribution requirements set forth in Attachment 7.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.5.	Conflicts. The Parties will perform their activities in accordance with the terms of this Agreement, the Sustainability Agreement and the Attachments. In the event of any conflict between any provision of this Agreement and any provision of any Attachment, the provisions of this Agreement will prevail. In the event of any conflict between any provision of this Agreement and any provision of the Sustainability Agreement, the provisions of this Agreement will prevail.
2.6.	Local Agreements. The activities described in this Article 2 shall be carried out directly by Supplier and Distributor according to (a) the terms and conditions as set out in this Agreement, and (b) the additional terms and conditions defined for each country or region in Local Agreements, if any. This Agreement sets out the principles and framework for the underlying Local Agreements. In case of conflict among the Local Agreements and this Agreement, this Agreement will prevail.
2.7.	Business Metrics, Minimum Requirements. The Parties agree that they will track the performance of their activities hereunder in accordance with the set of quarterly and annual business metrics (per country) as defined in Attachment 7 in order to set mutual expectations and to provide guidance as to their performance in the US Territory and the rest of the Territory. Attachment 7 contains a set of Minimum Distributor Requirements per Territory for Distributor as well as a set of Minimum Customer Satisfaction Requirements for Supplier. Both Parties will use reasonable efforts to meet its respective requirements. The Parties’ sole remedy for the other Party’s failure to meet these criteria will be the right to terminate this Agreement in accordance with article 16.3 or article 16.2, as applicable, below.
2.8.	Product Commercialization Plans. Distributor’s right to sell into certain countries is limited by regulatory clearances available for sale of the Products into such country. The countries into which the Products will be sold will be mutually agreed upon between the Parties and laid down in Attachment 6 – Countries for sale of the Products, provided that Supplier will be solely responsible to drive regulatory clearance of the Product and Disposables in such countries, and the Parties agree to enter the US Territory as a first priority. Detailed product commercialization plans in targeted markets will be jointly agreed between the Parties in Attachments 2 and 3 along with deciding on relevant business metrics and minimum requirements for each such territory/market to be documented in Attachment 7. Each product commercialization plan may be amended by mutual agreement of the Parties. It is anticipated that each product commercialization plan (including any mutually-agreed amendments thereto) shall include anticipated milestones and responsibilities to be conducted by the Parties for the applicable territory/market. Once the product commercialization plan is mutually-agreed for a particular territory/market, each Party shall use reasonable efforts to conduct the activities assigned to such Party under such plan.
2.9.	Integration Kits. Distributor will develop and manufacture a Philips Integration Kit, which will be delivered by Distributor to Customers who aim to use the Products in combination with the Distributor Equipment. Corindus will provide Distributor information about the Products necessary for Distributor to develop the Philips Integration Kit and will provide Distributor notice of any change to the Product that may affect the functionality of the Philips Integration Kits in accordance with Paragraphs 5.3 and 5.4 below. Installation of the Philips Integration Kit and the Product will be coordinated between the Parties in accordance with a process to be mutually agreed by the Parties, including process for readying the Customer site for installation and coordination with Philips’ installation of the Distributor Equipment (if necessary). Development and availability of similar Integration Kits for use of the Products in combination with Competitor Equipment will be responsibility of Supplier in cooperation with imaging and hemodynamic vendors. Such Integration Kits are intended to be available for sale upon regulatory clearance of the Products, but if Supplier is unable to provide an Integration Kit for certain Competitor Equipment, Corindus and Philips will mutually discuss appropriate modifications to the distribution requirements.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.10.	Joint Development. The Parties may enter into a separate development agreement to jointly develop improvements that are designed to enhance and improve the functionality of the Products used together with Distributor Equipment. During the Term, Corindus agrees not to enter any joint development integrate the Product with any 3rd party x-ray imaging company other than as necessary to provide the Integration Kit.
2.11.	The following attachments form an integral part of this Agreement:
1.	Products, Integration Kits, Specifications and Prices
2.	Marketing, Sales & Service US
3.	Marketing, Sales & Service ROW (to be added later)
4.	Service Parts and Service (to be added later)
5.	Logistics (to be added later)
6.	Countries for sale of the Products
7.	Business Metrics, Minimum Distributor Requirements and Minimum Customer Satisfaction Requirements
8.	Branding (to be added later)
9.	Quality

ARTICLE 3. TERM

3.1.	This Agreement will commence on the Effective Date and will remain in force thereafter for two (2) years after the later of (a) Product and Disposables 510(k) clearance by the FDA; or (b) the date on which Corindus has an inventory of the Product and Disposables that are released for shipment to Customers, sufficient in number to meet the Q1 Minimum Distributor Requirements set forth in Attachment 8 (the “Initial Term”), unless terminated earlier as provided herein. Thereafter, this Agreement will automatically expire, unless both parties negotiate and agree to extend the agreement on mutually agreeable terms. The Initial Term plus any renewal term(s) are herein referred to as the “Term”.

ARTICLE 4. GOVERNANCE

4.1.	Distribution Steering Committee. Promptly following the Effective Date, the Parties shall establish a Distribution Steering Committee composed of two (2) representatives of each Party, who may be re-designated from time to time upon notice to the other Party. The Distribution Steering Committee is established to oversee the Parties’ performance under this Agreement consistent with the intent and scope of the Agreement, and resolve disputes arising from performance, consistent with such intent and scope, as set forth below. The Distribution Steering Committee shall meet at least once per quarter (in person or by teleconference) during the Term.
4.2.	Management Committee. Also promptly following the Effective Date, the Parties shall establish a Management Committee composed of representatives of each party who have expertise in or management responsibility for the operational aspects of their respective performance obligations, and may, by other mutual agreement, add other members who may represent the qualifications necessary for these operational aspects. Members may be re-designated from time to time upon notice to the other Party. The Management Committee shall determine its meeting schedule, with meetings at least monthly (in person or by teleconference). It shall be responsible for setting, reviewing and revising operational plans, with the intent to meet the Parties’ respective obligations under this Agreement. Subject to mutual agreement of the Parties on such plans, the Party specifically designated as being responsible for a particular activity under such plans shall have operational control over such activity. At each meeting of the Management Committee, each Party shall share updates concerning the activities performed by such Party during the prior month, including, as applicable, updates on sales funnel, lead generation, potential customers interested in the Product, marketing and sales activities, and, in the case of Corindus, information about quality performance, spare part usage, call rates and corrective action requests. Any member of the Management Committee may bring a matter within the scope of the Management Committee to the Management Committee for review and/or decision.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.3.	Escalation. If the Management Committee is not able to unanimously agree upon matters, the dispute shall be referred to the Distribution Steering Committee which shall then promptly meet to address the matter. If the Distribution Steering Committee cannot unanimously agree upon the matter, then no agreement has been made and either Party may present such matter for resolution in accordance with article 18.6. In addition, the parties agree to bring all disputes arising from performance or alleged breach of this Agreement, including without limitation, meeting Minimum Distribution Requirements and Minimum Customer Satisfaction Requirements, to the Distribution Steering Committee for dispute resolution in accordance with article 18.6 below, prior to initiating any rights it may have under the Agreement, including terminating the Agreement.
4.4.	Costs. Each party shall pay for its own expenses in connection with participating in meetings of the Distribution Steering Committee or Management Committee.

ARTICLE 5. PRODUCT REQUIREMENTS AND PRODUCT CHANGES

5.1.	Regulatory Ownership and Supplier Responsibilities. As between the Parties, Supplier will be responsible for obtaining regulatory clearance for the Products and Disposables into the countries to which the Parties agree for Distributor to sell the Products. Supplier shall retain ownership of all regulatory filings and clearances for Products and Disposables. Supplier will cooperate with Distributor to perform risk assessment on the combined offering of the Products with Distributor Equipment and Supplier will share content and status of the Product clinical trial results with Distributor during the scheduled review meetings. As between the Parties, Supplier is responsible to prepare, design and conduct at its own expense all clinical science activities with respect to the Products, including but not limited to all required clinical trials required to gain regulatory clearance in the agreed countries in Attachment 6 and post approval clinical trials and studies to further collect data and support additional clinical claims of the proposition as well as to provide Product documentation and to comply with all requirements on localization of the Product. Supplier will use its reasonable efforts to have each clinical site, that is participating in a Supplier operated clinical trial and that operates Distributor Equipment, use the Product in combination with the Distributor Equipment during the clinical trials. Supplier will appoint an Authorized Representative or similar where needed by law in each country where Distributor is authorized to sell the Product.
5.2.	Regulatory compliance. All regulatory responsibility for the Products and the Disposables, including but not limited to regulatory reporting, belongs to Supplier. The Parties will immediately inform each other of any adverse events, including without limitation customer complaints, material product defects or patient injuries related to or reported on the Product or Disposables that is reported to the FDA or other regulatory authority. Any event that fits the definition in the previous sentence but is not an event that is reportable to regulatory authorities will be discussed on a monthly basis in the Management Committee. All regulatory documentation will be shared with Distributor as required for Distributor to fulfil its obligations under this Agreement.
5.3.	Change Process. Supplier may change, substitute or modify the Products.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5.3.1	With respect to any substantial change, substitution or modification leading to a substantial change in the Specifications Supplier shall notify the Distributor as set forth in this Section 5.3.3
5.3.2	In case of substantially adverse changes and/or the way the Products interact with Distributor’s Products, Supplier will seek agreement from Distributor by means of a written change request prior to implementing any such changes which will not be reasonably withheld. Supplier will provide to Distributor a written description of the expected effect of such changes. Distributor will make reasonable efforts to respond within 5 business days.
5.3.3	At the monthly Management Committee meetings, Supplier will inform Distributor of any other substantial changes to the Products.
5.4.	Mandatory Changes. Supplier will make such changes to the Specifications as are mandated by the appropriate governmental or legal authorities, and, provided that the Product met applicable safety standards and other governmental requirements at the time of manufacture, Supplier will bear the costs of any subsequent upgrade, substitution or other change required.

If any such changes will require a change to the Integration Kits, Supplier will provide reasonable information to Distributor for it to change the Philips Integration Kit (and Distributor will change the Philips Integration Kit) and Suppler will use reasonable efforts to update relevant Integration Kits for Competitor Equipment.

5.5.	End-of-Life Materials and Components. Changes to the Products required as a result of material or component obsolescence or non-availability will be completed by Supplier at its sole cost and expense.

ARTICLE 6. PRICES

6.1.	The Prices to be charged by Supplier to Buyer for the Products are set forth in Attachment 1. All Prices are fixed prices and may be renegotiated in the fourth quarter after sales. The Parties may agree on a different price upon negotiation and as to be laid down in a particular Purchase Order. All license fees for the Products are included in the Price.
6.2.	Prices are exclusive of any federal, state or local sales, use or excise taxes and any, value added tax (VAT). Supplier will list separately on its invoice any tax lawfully applicable to the relevant Purchase Order and payable by Distributor, if any, with respect to which Distributor does not furnish evidence of exemption. Supplier is responsible for paying any applicable VAT, sales tax, consumption tax or any other similar tax to the appropriate tax authorities. Supplier will issue an invoice containing wording that will allow Distributor to take advantage of any applicable “input” tax deduction. In addition, Supplier will inform Distributor whether Distributor is allowed to apply for an exemption if and to the extent allowed under applicable law in such specific situation.

ARTICLE 7. TARGETS, PLANNING AND ORDERING

7.1.	Planning & Minimum Distributor Requirements. Supplier acknowledges that Distributor’s ordering of Products is subject to market demands. Distributor is not obligated to meet any minimum purchase commitment. Distributor will in no way be liable for Supplier’s commitments or production arrangements. However, the Parties agree to the Minimum Distributor Requirements as laid down in Attachment 7. Other than described in article 16, Supplier will have no other remedy in case Distributor fails to meet such requirements.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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7.2.	Ordering. Only Purchase Orders placed by Distributor (except for blanket purchase orders placed for estimated annual purposes, which are expressly stated to be not binding on Distributor) and accepted by Supplier will create a binding obligation on Supplier to ship Product and on Distributor to take delivery and make payment for the Products so ordered. Supplier will acknowledge acceptance of Purchase Order by returning a signed confirmation of the Purchase Order to Distributor on the form required by Distributor.

Supplier shall not be entitled to reject Purchase Orders unless Distributor does not comply with the standard lead times agreed between the Parties in the Logistics Agreement and as may be updated monthly at the Management Committee meetings, the Purchase Order is not otherwise in accordance with this Agreement, in case of Force Majeure Event or in case Distributor is in breach of any of its obligations. The Parties will define reasonable lead-time(s) in the Logistics Attachment and revise them if required for new Purchase Orders during the Management Committee Meetings for the sake of clarity, in no event will Supplier be required to accept a Purchase Order if Distributor wishes to purchase for a different Price, in case of a Force Majeure Event, if the Purchase Order is not in compliance with this Agreement, or in case Distributor is in breach of any of its obligations. If a Purchase Order is not accepted by Supplier, Supplier will provide Distributor written notice of rejection or acceptance of a Purchase Order within three (3) business days after receipt of such Purchase Order. Failure by Supplier to deliver a Rejection Notice in a timely fashion will be deemed acceptance by Supplier of the Purchase Order.

7.3.	Discontinuation of Production. If Supplier intends to discontinue production of a Product, Service Parts or Disposables, Supplier will inform Distributor thereof in writing at least twelve (12) months prior to the date of the planned production stop. Distributor may place an end-of-life Purchase Order for the Products in such quantity as Distributor may reasonably require, and Supplier will accept such Purchase Order at a price agreed upon by the Parties which will not be higher than the Price directly preceding the notification of production stop.

ARTICLE 8. DELIVERY

8.1.	Delivery Conditions. Supplier will comply with all terms and conditions for delivery set forth in Attachment 5 (Logistics) to the extent agreed upon by the Parties. Unless expressly agreed otherwise in writing, Supplier will deliver at its cost all Products to the Customer address where the Product(s) shall be installed according to Customer’s reasonable instructions (as conveyed to Supplier by Distributor).
8.2.	Packing. Supplier shall be responsible for any loss or damage due to its failure to properly preserve, package and handle the Products. Products shall be prepared for delivery in conformance with good commercial practice and labeled with the agreed details such as ship to address, code numbers and packing list, all as set forth in the Attachments hereto. Products shall be boxed, crated, carted and stored without charge and in a manner that:
(a)	they arrive undamaged and safe at their ultimate destination;
(b)	secures reasonable costs for transportation, storage and handling at Customer’s premises;
(c)	complies with requirements of modes of transport; and
(d)	complies with the applicable environmental regulations.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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8.3.	Timely Delivery. Regarding timely delivery of Products, the Parties agree that time is of the essence under this Agreement subject to Section 17. Supplier shall deliver the Products on the delivery date specified in the Purchase Order, or within 10 days before (the “Delivery Date”), or the revised Delivery Date if Distributor reasonably requests so. Supplier will immediately notify Distributor of any prospective inability to meet the Delivery Date.
8.4.	If Supplier does not deliver the Products on or before the Delivery Date, Distributor may, without prejudice to any other rights accruing under this Agreement or under applicable law, cancel all or any part of the corresponding Purchase Order or the Prices of the Products delivered late will be reduced by 1% for each day late, with a maximum reduction of 10% in total.
8.5.	If Supplier is unable to deliver the Products by the Delivery Date using the specified method of transportation, the Products affected will be shipped by air transportation or other expedient means accepted by Distributor, for which any resulting increase in the freight costs are at Supplier’s expense.
8.6.	Products delivered more than ten business days before the Delivery Date may, at Distributor’s option either (i) be returned for conforming delivery at Supplier’s risk and expense, including transportation charges for returned and replacement Products, (ii) have payment therefore withheld with Distributor until the date that payment would be due based on the Delivery Date set forth in the Purchase Order, or (iii) be placed in storage for Supplier’s account until Delivery Date specified therein.
8.7.	Complete Delivery. Supplier may not overship or undership Products. In either case, Supplier will alert Distributor in a timely manner. Supplier will recover any overshipments or ship additional Products to cover undershipments. All overshipments returned to Supplier, and all additional Products shipped by Supplier to cover undershipments, will be at Supplier’s risk and expense, including transportation charges.

ARTICLE 9. INVOICING AND PAYMENT

9.1.	Invoicing. Supplier may invoice [***] of the price agreed on the Purchase Order at shipment and the remainder after Customer’s acceptance of the Products and must submit invoices no later than six (6) months after acceptance of Products. If Distributor causes delay of Customer’s acceptance by more than 10 days, then Supplier may invoice the remainder after expiration of 10 days after (planned) installation of the Products at the Customer’s site.
9.2.	Payment.
9.2.1	Distributor will pay invoices within [***] of the end of the month in which Distributor receives a correct and complete invoice from Supplier, issued in accordance with this Agreement. If requested by Distributor, Supplier will take such actions as may be required to allow Distributor to make payments to Supplier hereunder via electronic funds transfer. Distributor will be entitled to all applicable prompt payment discounts offered by Supplier.
9.2.2	Payment of the invoice does not imply any admission that the delivery is in conformance with the Agreement, nor does it release either Party from its obligations under this Agreement.
9.3.	Currency. All invoicing and payment obligations under this Agreement will be satisfied in the currency specified in Attachment 1.

 [***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 11 of 27

ARTICLE 10. DOCUMENTS

10.1.	[deleted]

ARTICLE 11. REPRESENTATIONS AND WARRANTIES

11.1.	Representations and Warranties to Customers. Supplier represents and warrants that it will represent and warrant to Customers that all Products delivered hereunder:
(a)	materially comply with Supplier’s Specifications;
(b)	are fit for the purposes for which they are intended;
(c)	are of sound workmanship, good quality and free from material defects in design, construction, manufacture and material;
(d)	at the time of delivery, comply with all applicable laws, regulations, certification requirements and agreed standards, including all applicable health and safety standards and all other applicable regulatory requirements for the design, manufacture and shipment of the Products, including United States Food and Drug Administration and, when applicable, European Community requirements and any other appropriate International standards;
(e)	at the time of delivery, do not contain any of the restricted substances as listed in the Sustainability Agreement;
(f)	at the time of delivery, are free and clear of all liens, encumbrances, and other claims against title.

This warranty will not extend to any Products or part thereof: that have been subject to misuse, neglect or accident; that have been damaged by causes external to the Product, including but not limited to failure of or faulty electrical power; that have been used in violation of Supplier’s documentation; on which the serial number has been removed or made illegible; that have been modified by anyone other than Supplier or its authorized designee; or that have been disassembled, serviced or reassembled by anyone other than Supplier, unless authorized by Supplier. Supplier shall have no obligation to make repairs, replacements, or corrections which result, in whole or in part, from normal wear and tear.

11.2.	The foregoing warranties will be enforceable by Customers. It is explicitly agreed between the Parties that Distributor shall agree with its Customers that all service and warranty obligations will be directly and solely on Supplier’s side and solely as set forth in this Agreement; provided, however, that, to the extent approved by Supplier, on a case-by-case basis, Supplier may grant the warranties set forth in this Article 11 directly to Distributor, who would then be obligated to pass that warranty on to the relevant Customer and the Parties shall ensure that, as a result of such pass-through warranty, Supplier will bear no more liability than it would have if the warranty in this Article 11 were provided by Supplier directly to Customer. Distributor shall be solely responsible for any additional warranties that Distributor provides to Customers. Supplier and Distributor agree that because the provision of Product warranty may be a factor in Distributor’s sale of Products, Supplier will promptly address requests for pass-through warranties.

11.3.	Non-Complying Products. Supplier shall under the warranty Supplier provided to Customer, at Supplier’s option but as Customer’s sole remedy, replace, repair, have repaired or otherwise correct or remedy free of charge any Product in breach of the representations and warranties set forth in ARTICLE 11. Supplier shall bear all costs, including transportation and any labor costs, in connection with the repair or replacement of said breaching Products.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 12 of 27

11.4.	Warranty Term. To the fullest extent permitted by law, the warranties set forth in Sections 11.1 to 11.4 will survive for a period of twelve months (12) months from the date of acceptance of the Product by Customer (the “Warranty Term”). Products repaired or replaced within the Warranty Term (including Service Parts provided as part of warranty service) are warranted for the remainder of the original Warranty Term of said Products, or twelve (12) months following the delivery date of such repaired or replaced Product to Customer, whichever is longer.
11.5.	Services Warranty. Supplier represents and warrants to Distributor that, as of the date of first delivery of the Products, it has and at all time during the Term will maintain the requisite personnel, competence, skill and resources necessary to provide the services under this Agreement and Attachments hereof. Supplier will represent and warrant to Customers that the services provided by Supplier or its agents or subcontractors to Customers under this Agreement and Attachments hereof shall be performed in a workmanlike manner and in compliance with all applicable laws and regulations. Supplier further warrants the availability of service (as will be further defined between the Parties in Attachment 4 to this Agreement), Service Parts and maintenance services, including repair services and preventative maintenance, for Products during the Term and for five (5) years after end-of-life delivery of Products to the Customer.
11.6.	EXCEPT IF EXPRESSLY PROVIDED IN THIS AGREEMENT OR OTHERWISE EXPRESSLY AGREED UPON BY SUPPLIER IN WRITING, SUPPLIER WILL NOT BE BOUND BY ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT) WITH RESPECT TO THE PRODUCTS, DISPOSABLES OR OTHERWISE UNDER THIS AGREEMENT.
11.7.	Supplier’s obligations under this Article 11 are a material term of this Agreement and the warranties are for the benefit of Customers and Philips. Supplier’s material failure to provide the above-stated warranty to a Customer or Supplier’s material failure to perform under this warranty shall be considered a material breach of this Agreement, enforceable by Distributor for the benefit of the Customer.

ARTICLE 12. CONFIDENTIALITY

12.1.	The terms of this Agreement, its execution, and any Confidential Information disclosed hereunder will be maintained in confidence by the receiving Party, and will not be copied, disclosed, or used, except to the extent disclosure is required (a) in connection with the exercise of its rights or performance of its obligations under Agreement, (b) due to a court order or otherwise required by law, in which case the receiving Party shall, if permitted by law, inform the disclosing Party prior to disclosure and use reasonable efforts to maintain the confidentiality of the Confidential Information without the prior written consent of the disclosing Party, or (c) to actual or bona fide potential acquirers, stockholders and financing sources who are bound to protect such information on terms no less protective than those of this Section 12.
12.2.	Either Party will protect the other Party’s Confidential Information against disclosure in the same manner and with the same degree of care, but not less than a reasonable degree of care, with which the receiving Party protects confidential information of its own; and will (except as provided in Section 12.1) limit use of and circulation of the Confidential Information disclosed by the other to such employees of the Parties and of their Affiliates as have a need to know in connection with the requirements of this Agreement. The receiving Party will return to the disclosing Party all the disclosing Party’s Confidential Information promptly upon request upon expiration or termination of this Agreement, except for archival copies.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 13 of 27

12.3.	This confidentiality obligation will be in effect until five (5) years from the date of the termination or expiration of this Agreement.

ARTICLE 13. INTELLECTUAL PROPERTY RIGHTS

13.1.	Warranty. Supplier represents and warrants to Distributor that, to Supplier’s knowledge as of the Effective Date and except as may be set forth in the Schedule of Exceptions to the Stock Purchase Agreement, all Products delivered hereunder will not violate or infringe any third party domestic or foreign patent, copyright, trade secret, trademark or other intellectual property right. Supplier will defend, indemnify and hold harmless the Distributor Indemnitees from and against all liability and expenses, including reasonable attorneys’ fees, arising from or related to any actual or claimed infringement of any domestic or foreign patent, trademark, copyright or other intellectual property rights, misappropriation of trade secrets or breach of confidential relationship, brought by a third party (other than Distributor or an Affiliate) solely with respect to the Products. If the use or resale of a Product by one of the Distributor Indemnitees is enjoined as the result of any claimed infringement, Supplier will, without in any way limiting the foregoing indemnity, and at its expense, use reasonable efforts to:
(a)	procure for such Distributor Indemnitees the right to continue using or reselling the Product;
(b)	replace or modify the Product with a Product or equivalent performance so that it becomes non-infringing; or
(c)	if such procurement, replacement or modification is not possible, repurchase the Products from such Distributor Indemnitees (depreciated on a straight-line basis over a five year life).

This indemnification is conditioned upon: (i) Distributor providing Supplier with prompt written notice of any such claim; (ii) Supplier having sole control and authority with respect to the defense and settlement of any such claim; and (iii) Distributor cooperating fully with Supplier, at Supplier’s sole cost and expense, in the defense of any such claim. Supplier shall not, without the prior written consent of Distributor, agree to any settlement of any such claim that does not include a complete release of Distributor from all liability with respect thereto or that imposes any liability, obligation or restriction on Distributor.

Supplier shall have no obligation for any claim of infringement arising from:

(i)	any combination of the Products with any other product where such infringement would not have occurred but for such combination;
(ii)	the adaptation or modification of the Products not performed or not authorized by Supplier;
(iii)	the misuse of the Products or the use of any Product in an application for which it was not designed by Supplier.

The terms of this ARTICLE 13.1 will survive the termination of this Agreement for a period of six (6) years.

This Section 13.1 states Distributor’s and Distributor Indemnitees’ sole remedy and Supplier’s exclusive liability in the event that the Product infringes on or misappropriates the intellectual property rights of any third party.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 14 of 27

13.2.	Open Source Software. Supplier represents and warrants, to the best of its knowledge after proper due diligence and inquiry, that the Products do not include any portion of Open Source Software. Supplier represents and warrants that it will notify Philips concerning any software in the Products that qualifies as Open Source Software. Supplier will defend, indemnify and hold harmless Distributor Indemnitees against any and all losses, damages, costs and expenses arising from a third party claim to the extent due to a breach by Corindus of any of its obligations or representations under this Section 13.2. For the purpose of this representation and warranty, by means of example and without limitation, any software modules or packages licensed or distributed under any of the following licenses or distribution models will qualify as Open Source Software:
(a)	GNU’s General Public License or Lesser/Library GPL;
(b)	the Artistic License;
(c)	the Mozilla Public License;
(d)	the Common Public License;
(e)	the Sun Community Source License; and
(f)	the Sun Industry Standards Source License.

This indemnification is conditioned upon: (i) Distributor providing Supplier with prompt written notice of any such claim; (ii) Supplier having sole control and authority with respect to the defense and settlement of any such claim; and (iii) Distributor cooperating fully with Supplier, at Supplier’s sole cost and expense, in the defense of any such claim. Supplier shall not, without the prior written consent of Distributor, agree to any settlement of any such claim that does not include a complete release of Distributor from all liability with respect thereto or that imposes any liability, obligation or restriction on Distributor.

13.3.	License. Distributor will have an implied worldwide non-exclusive license under Supplier’s Intellectual Property Rights in the Products solely to the extent necessary for Distributor’s performance of its obligations under this Agreement
13.4.	Branding and trademarks.

(a) Supplier’s Products and Disposables will be branded by Supplier. Distributor Equipment will be branded by Distributor. In accordance with branding guidelines to be mutually agreed by the Parties and set forth in Attachment 8 – Branding, the Parties will grant explicit limited rights to use each other’s brands in e.g. marketing and promotional materials. Outside these detailed branding guidelines and as otherwise expressly provided in this Agreement, (i) the manufacture and supply of Products by Supplier does not grant to Supplier any rights in or license to the word mark PHILIPS or any other mark of Distributor or to the use of such trademarks, either on or relating to Supplier’s products, in Supplier’s sales literature or other publications, or otherwise, by or for the benefit of Supplier, and (ii) the purchase and resale of Products by Distributor does not grant to Distributor any rights in or license to the word mark “Corindus”, “CorPath” or any other mark of Supplier or to the use of such trademarks, either on or relating to Distributor’s products, in Distributor’s sales literature or other publications, or otherwise, by or for the benefit of Distributor.

(b) Other than agreed in Attachment 8, neither Party shall make any reference to the other Party whether in press releases, advertisements, sales literature or otherwise, unless with the other Party’s prior consent; provided, however, that the Parties shall mutually agree on the timing and language of an press release to be issued with respect to this Agreement and thereafter either Party may publicize that Distributor is Supplier’s distributor of the Products.

13.5.	Background IPR (License). For the avoidance of doubt, it is explicitly agreed that ownership of either Party’s Background IPR will not be affected by this Agreement. For the purpose of the development and sale of the Philips Integration Kit as agreed between the Parties, each Party and its Affiliates shall have a royalty-free, non-exclusive license under the other Party’s Intellectual Property Rights limited to such purpose.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 15 of 27

13.6.	Foreground IPR. Each Party shall own Foreground IPR that it generated within the framework of this Agreement. Any joint development project will be governed under an agreement separate from this Agreement. In the event that within the scope of this Agreement an invention is made jointly and indivisibly by employees or agents of both Parties, as determined in accordance with US inventorship law (“Joint Invention”), the Joint Invention, and resulting IPR therein shall be jointly owned (“Joint IPR”) , the Parties will jointly determine how and whether to protect the Joint IPR and shall equally share the cost of such protection, and each Party has the free right to use and transfer the Joint IPR and grant non-exclusive licenses without consent of and without accounting to the other Party.

ARTICLE 14. LIABILITY

14.1.	Indemnity.

(A) Supplier will defend, indemnify and hold harmless the Distributor Indemnitees from and against all liabilities, costs, damages, claims and expenses, including reasonable attorneys fees, to the extent arising from or related to any third party claim for actual or alleged (i) breach by Supplier of any express or implied covenant, representation, warranty or other term of this Agreement including Attachments or the Sustainability Agreement (including any claim against Distributor as a result of Supplier’s breach of the provisions of Section 11.); or (ii) any negligent act or omission or willful misconduct of Supplier or its agents, employees or subcontractors or (iii) defective or non-compliant Products, including a defect in Product warnings, labeling, operator’s or service manuals or other Documents.

(B) Distributor will defend, indemnify and hold harmless Supplier, its successors and permitted assigns from and against all liabilities, costs, damages, claims and expenses, including reasonable attorneys fees, to the extent arising from or related to any third party claim arising from actual or alleged (i) breach by Distributor of any express or implied covenant, representation, warranty or other term of this Agreement including Attachments or the Related Agreements; or (ii) any negligent act or omission or willful misconduct of Distributor or its agents, employees or subcontractors or (iii) defective or non-compliant Philips Integration Kits or Distributor Equipment, including a defect in products warnings, labeling, operator’s or service manuals or other Documents..

This indemnification is conditioned upon: (i) the indemnified Party providing the indemnifying Party with prompt written notice of any such claim; (ii) the indemnifying Party having sole control and authority with respect to the defense and settlement of any such claim; and (iii) the indemnified Party cooperating fully with the indemnifying Party, at the indemnifying Party’s sole cost and expense, in the defense of any such claim. The indemnifying Party shall not, without the prior written consent of the indemnified Party, agree to any settlement of any such claim that does not include a complete release of the indemnified Party from all liability with respect thereto or that imposes any liability, obligation or restriction on the indemnified Party.

14.2.	LIMITATIONS OF LIABILITY. EXCEPT WITH RESPECT TO CONFIDENTIALITY, INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR BREACH OF OPEN SOURCE SOFTWARE WARRANTY, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF BUSINESS, GOODWILL, REVENUE OR PROFITS WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), BY REASON OF ANY ACT OR OMISSION OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. NOTHING IN THIS SECTION 14.2 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY SOLELY WITH RESPECT TO THIRD PARTY CLAIMS TO THE EXTENT SUCH THIRD PARTY CLAIM INCLUDES A CLAIM FOR THE THIRD PARTY’S CLAIM FOR ITS OWN SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 16 of 27

14.3.	Limitation of liability. The liability, if any, of Distributor and Distributor Indemnitees (with the exception of Customers) to Supplier for damages, whether arising from breach of the terms of this Agreement, breach of warranty, negligence, indemnity, termination, strict liability or other tort, or otherwise, but not the stock purchase agreement or any other contracts or relationships between the parties, arising from the Parties’ performance under this Agreement, is limited to a total amount not to exceed the greater of $2 million or the total Price paid or payable by Distributor to Supplier for all Products under this Agreement in the 12 months preceding such claim. This limitation of liability does not apply to claims for personal injury or death.

The liability, if any, of Supplier to Distributor and Distributor Indemnitees (with the exception of Customers) for damages, whether arising from breach of the terms of this Agreement, breach of warranty, negligence, indemnity, termination, strict liability or other tort, or otherwise, but not the stock purchase agreement or any other contracts or relationships between the parties, arising from the Parties’ performance under this Agreement, is limited to a total amount not to exceed the greater of $2 million or the total Price paid or payable by Distributor to Supplier for all Products under this Agreement in the 12 months preceding such claim. This limitation of liability does not apply to claims for personal injury or death.

ARTICLE 15. INSURANCE

15.1.	Supplier’s Insurance. During the Term of the Agreement, Supplier will maintain: (i) comprehensive or commercial general liability insurance (including premises and operations, broad form contractual liability, broad form property damage and personal injury liability) with a minimum limit of $1,000,000 combined single limit per occurrence and $2,000,000 in the aggregate, for claims of bodily injury, including death, and property damage that may arise from acts or omissions of Supplier in its performance under this Agreement; (ii) workers’ compensation insurance, with statutory limits as required by the various laws and regulations applicable to the employees of Corindus hereunder; and (iii) employer’s liability insurance, for employee bodily injuries and deaths, with a limit of $1,000,000 each accident. In addition, immediately prior to any use of a released or unreleased Product on humans (including any clinical trials or evaluations that may be performed before release), Supplier will have in force and maintain liability coverage for the Products for claims of bodily injury, including death, that may arise from use of the products and completed operations with a minimum limit of $1,000,000 combined single limit per occurrence and $2,000,000 in the aggregate. As soon as possible after the Effective Date but no later than two months after the effective date, Supplier will also establish and maintain excess liability insurance coverage in an amount of not less than $10 million per occurrence. As of the date the Products are released for shipment, each policy obtained by Supplier will name Distributor, its officers, directors and employees as additional insured. Such insurance will apply as primary insurance and no other insurance will be called upon to contribute to a loss covered thereunder. Such insurance policies will be written with appropriately licensed and financially responsible insurers, and will endeavor to provide for a minimum of 30 days written notice to Distributor of any cancellation or reduction in coverage. Certificates of insurance evidencing the required coverage and limits is in force and effect will be furnished to Distributor before any work is commenced hereunder.
15.2.	“Claims Made” Coverage. If any policies have “claims made” coverage, Supplier will maintain such coverage with Distributor named as an additional insured for a minimum of three (3) years after termination of this Agreement. Any such coverage must have a retroactive date no later than the date upon which work commenced under this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 17 of 27

15.3.	Supplier will inform Distributor in writing of the level of deductibles (and any change thereto) under any insurance policy above. All deductibles on policies providing coverage will be paid by Supplier. In no event will the coverage or limits of any insurance required under this ARTICLE 15, or the lack or unavailability of any other insurance, be deemed to limit or diminish Supplier’s obligations or liability to Distributor under this Agreement.

ARTICLE 16. TERMINATION

16.1.	Termination for Cause. A Party may terminate this Agreement in whole upon written notice to the other Party if:
(a)	The other Party files a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, assignment for the benefit of creditors or similar proceeding;
(b)	The other Party becomes the subject of a petition in bankruptcy or any proceeding relating to insolvency, receivership, liquidation, assignment for the benefit of creditors or similar proceeding and such petition or proceeding is not dismissed within thirty (30) days from filing of such petition or proceeding;
(c)	The other Party ceases, or in writing to the other Party threatens to cease, to carry on business in the ordinary course;
(d)	A Change of Control with respect to the other Party occurs, provided that such termination should be notified to such Party within 3 months after such Party has given written notice of the Change of Control.

or

(e)	e. The other Party materially breaches any of its obligations under the Agreement or the Sustainability Agreement and does not cure such breach within thirty (30) days after receipt of written notice of such breach, during which thirty (30) days first Party will be allowed to suspend its performance under this Agreement.
16.2.	Termination for Cause by Distributor. Distributor may terminate this Agreement in whole with immediate effect upon written notice to Supplier if Distributor determines, after consultation with Supplier, (i) the occurrence of Technical Failure, adverse Product safety reports or substantial non-compliance notifications for the Product from a certification body or regulatory authority; (ii) Supplier’s failure to reach the defined Minimum Customer Satisfaction Requirements; or (iii) 510k clearance for the Products and the Disposables is not obtained by [***], provided the circumstances so determined as grounds for determination were not in any way caused by or the consequence of any act or omission of Distributor. Distributor will not be allowed to terminate this Agreement (a) before sending written notification to Supplier of its intention for such termination and of the grounds for that intention, and (b) then promptly submitting the notification for such termination to the Distribution Steering Committee with the request to promptly resolve the matter in accordance with article 4 aiming to agree a remedial plan between the Parties, and (c) before expiration of 3 months after the date of the notification to Supplier of Distributor’s intention to terminate the Agreement during which 3 months Distributor will no longer be bound by its Minimum Distributor Requirements. In the event of a situation described in clauses (ii) or (iii), termination of this Agreement shall be Distributor’s sole remedy.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 18 of 27

16.3.	Termination for Cause by Supplier. Supplier may terminate this Agreement with immediate effect in whole upon written notice to Distributor if Distributor has failed to meet the Minimum Distributor Requirements in any two consecutive quarters, provided that (a) such failure of Distributor was not in any way caused by or the consequence of any act or omission of Supplier and (b) Supplier notified Distributor in writing of its intention for such termination and of the grounds for that intention, (c) Supplier has promptly submitted the notification for such termination to the Distribution Steering Committee with the request to promptly resolve the matter in accordance with article 4 aiming to agree a remedial plan between the Parties, and (d) within 3 months after the date of the notification to Distributor of Supplier’s intention to terminate the Agreement or otherwise in accordance with the remedial plan agreed by the Parties, Distributor has not remedied its failure with the Minimum Distributor Requirements. In the event of a situation described in this Section 16.3, termination of this Agreement shall be Supplier’s sole remedy.
16.4.	Consequences of Termination. Supplier shall honour all Purchase Orders received prior to termination or expiration of this Agreement subject to Distributor’s compliance with the payment terms of this Agreement and provided that such Purchase Orders were accepted by Supplier prior to the expiration or termination of the Agreement. Upon expiration or termination of the Agreement, the Parties will reasonably cooperate to ensure that there is a smooth unwinding of their relationship and an orderly transition of all aspects of the business that is the subject of the Agreement.
16.5.	Limitation of Liability in Event of Termination. In the event of termination by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other because of such termination, for compensation, reimbursement, indemnity, payment or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, development costs, investments, leases, inventory or commitments incurred or made by either Party in connection with the business or goodwill of Supplier or Distributor. The Parties hereby expressly waive the benefits of, and agree not to assert, any statutory or other rights available under applicable law which might (i) limit the exercise of the other Party’s rights under this section 16, (ii) require a longer period or longer term for such Party’s termination rights hereunder, or (iii) provide for additional compensation not consistent with this Agreement to either Party upon termination.

ARTICLE 17. FORCE MAJEURE

17.1.	Neither Party will be liable for any failure to perform solely caused by a Force Majeure Event and if either Party is prevented from performing or is unable to perform any of its obligations (except payment obligations) under this Agreement due to a Force Majeure Event, its performance will be excused, and the time for performance will be extended for the period of delay or inability to perform due to such Force Majeure Event, provided that such Party will give promptly written notice thereof to the other Party:
(a)	describing the Force Majeure Event;
(b)	describing the obligations which it is unable to perform due to the Force Majeure Event; and
(c)	giving a projection of the expected period of delay or inability to perform due to the Force Majeure Event, and such Party will have used reasonable commercial efforts to mitigate its effects and to cure any non-performance.
17.2.	If a Party is not or does not reasonably expect to be able to perform any material obligation under this Agreement due to a Force Majeure Event for a period of sixty (60) days or more, the other Party may terminate this Agreement without liability.
17.3.	Notwithstanding the foregoing, Distributor may cancel without liability any affected Purchase Orders if the Force Majeure Event would result in a delay in delivery of more than ten (10) days.

 [***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 19 of 27

ARTICLE 18. GENERAL PROVISIONS

18.1.	Amendments. This Agreement may be amended only by a written instrument explicitly referring to this Agreement, duly executed by authorized representatives of both Parties.
18.2.	Binding Agreement and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Either Party, only upon the other Party’s prior written approval, not to be unreasonably withheld, will be permitted to assign rights and delegate the performance of its obligations hereunder to any third party; however, Distributor agrees and acknowledges that Supplier may develop, manufacture and service the Products through third parties, but use of such third parties shall not absolve Supplier from its obligations under this Agreement. For purposes of clarity and without limiting Philips’ right to terminate this Agreement in accordance with Section 16.1(d), Corindus shall have the right to assign this Agreement in connection with a Change of Control of Corindus, subject to Corindus’ compliance with the Stock Purchase Agreement and except for any termination of this Agreement in accordance with Section 16.1(d) by Philips.
18.3.	Agreement. This Agreement, the Sustainability Agreement and any Purchase Order issued hereunder constitute the entire agreement and understanding of the Parties and merges all prior discussions and negotiations between them and supersedes any previous agreement whether oral or written, including that certain Confidentiality Agreement, dated as of October 6, 2009, as amended. Course of performance, course of dealing and usage of trade will not apply to this Agreement. The attachments listed in article 2.11 form an integral part of this Agreement.
18.4.	Country of Origin. The provisions of this Section 18.4 shall apply only to the extent required by applicable law or regulations:
18.4.1	Upon Distributor’s request, Supplier will provide Distributor with an acceptable and auditable certification stating the country of origin for the Products, sufficient to satisfy the requirements of (i) customs authorities of the country of receipt; and (ii) applicable export licensing regulations. Supplier will mark each Product (or the Product’s container if there is no room on the Product) with the country of origin. Supplier will, in marking Products, comply with the requirements of the customs authorities of the country of receipt.
18.4.2	If the Products are export controlled, Supplier will inform Distributor accordingly and to indicate the applicable export control classification number (“ECCN”).
18.4.3	Distributor will develop the Products in such a way that the Product can be supplied with preferential origin status and provide appropriate customs documentation for Products that may be imported.
18.4.4	Supplier will: organize its administration and manufacturing in such a way, that the Products can be supplied with preferential origin status and supply the Products with the appropriate documentary evidence of the preferential origin status. Supplier will provide the appropriate customs documentation for Products which may be imported and/or exported by Distributor, including NAFTA Certificate, Certificate of Origin (renewed on a two (2) year basis), FDA Accession Number, FDA 510K number, and Harmonized Tariff System Classification Codes. Supplier will support Distributor with import and export regulatory issues so that regulatory compliance will be met.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 20 of 27

18.4.5	This Agreement has been executed and the Prices of the Product have been agreed upon taking into consideration the asserted origin of the Products as well as the delivery by Supplier of the appropriate documentary evidence of the preferential origin status requested by custom authorities. It is expressly understood that the preferential origin status of the Product and the accuracy thereof for any supplied Product hereunder are essential under this Agreement.
18.4.6	If Products delivered under this Agreement are imported, Supplier will when possible allow Distributor to be the importer of record. If Distributor is not the importer of record and Supplier obtains duty drawback rights to the Products, Supplier will, upon Distributor’s request, provide Distributor with documents required by the customs authorities of the country of receipt to prove importation and to transfer duty drawback rights to Distributor.
18.5.	General Rules of Construction. In this Agreement, unless the context otherwise requires:
(a)	words in the singular number or in the plural number will each include the singular number or the plural number;
(b)	references to “days” will, unless otherwise specified, mean calendar days;
(c)	reference to any agreement (including this Agreement) or other contract or any document means such agreement, contract or document as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof;
(d)	“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term;
(e)	“hereto”, “herein”, “hereof”, “hereinafter” and similar expressions refer to this Agreement in its entirety, and not to any particular article or other part of this Agreement;
(f)	reference to any “Section” or “Attachment” means the corresponding Section or Attachment of or to this Agreement; and
(g)	the descriptive headings of articles, paragraphs and other parts of this Agreement are included for convenience only and will not affect in any way the meaning or interpretation of this Agreement or any of the terms or provisions hereof.
18.6.	Governing Law; Dispute Resolution, Jurisdiction.

(a) This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the law of the Commonwealth of Massachusetts without regard to the conflict of law principles. The United Nations Convention on Contracts for the International Sale of Goods (the Vienna Sales Convention) is not applicable to this Agreement.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 21 of 27

(c) Arbitration. Subject to compliance with article 18.6(d), Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration conducted in the English language in Boston, Massachusetts under the commercial arbitration rules of the American Arbitration Association (“AAA”), which shall administer the arbitration and act as appointing authority. Each Party shall appoint an arbitrator and the two arbitrators so appointed shall jointly appoint a third arbitrator; provided, however, that if they cannot agree (or if one Party refuses to appoint an arbitrator) within thirty (30) days after the initiation of the arbitration, then the third arbitrator shall be appointed by the President of the AAA. Disputes about arbitration procedure shall be resolved by the arbitrators or failing agreement, by the AAA. The arbitrators may proceed to an award notwithstanding the failure of the other Party to participate in the proceedings. The arbitrators shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. The limitations on liability set out in Section 14.2 shall apply to an award of the arbitrators. The prevailing Party shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrators. The award of the arbitrators shall be the sole and exclusive remedy of the Parties and shall be enforceable in any court of competent jurisdiction. At any time, a Party may seek or obtain preliminary, interim or conservatory measures from the arbitrators or from a court.

(d) The Parties agree to escalate any all disputes between them arising out of or relating to this Agreement, whether or not arising from any matter before the Management Committee, to the Distribution Steering Committee and to attempt to solve such dispute amicably for a period of no more than thirty (30) days before commencing legal action under the previous paragraph 18.6(c) provided, however, that at any time, a Party may seek or obtain preliminary, interim or conservatory measures from the arbitrators or from a court.

18.7.	Compliance with Laws. Both Parties will at all times comply with all laws, rules, regulations and ordinances applicable to the Agreement, the Sustainability Agreement and each Purchase Order, including but not limited to all applicable anti trust laws, fair labor, equal opportunity and environmental compliance laws, and import and export rules, regulations and ordinances. Either Party will furnish to the other Party any information required to enable it to comply with such laws, rules, and regulations. If the Products and/or Services are sold by Distributor under U.S. federal contract or subcontract, all applicable procurement regulations required by federal statute or regulation to be inserted in contracts or subcontracts are hereby incorporated by reference.
18.8.	Personal data. If a Party receives or has access to personal data, as defined in any applicable personal data protection legislation or similar law or regulation (“Personal Data”), in the performance of this Agreement, then that Party will:
(a)	not use or further disclose Personal Data other than as permitted by this Agreement or required by law;
(b)	use appropriate safeguards to prevent the use or disclosure of the Personal Data other than as permitted by this Agreement, and
(c)	implement administrative, physical, and technical safeguards that reasonably and appropriately protect the Personal Data against unauthorized or unlawful processing of the Personal Data.

To the extent that either Party uses an authorized subcontractor with access to the Personal Data, such Party will obtain subcontractor’s written agreement to this provision. Both Parties will comply with the applicable data protection legislation and all further reasonable instructions provided by the other Party with regard to the processing and protection of the Personal Data. Either Party will use reasonable efforts to mitigate any harmful effect that is known to it of its use or disclosure of Personal Data in violation of the law or this Agreement. The Parties will, upon the termination of this Agreement, return to the other Party or securely destroy all records or documents containing the Personal Data. The Parties will remain bound by the provisions of this Section with respect to any Personal Data that remain in its possession.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 22 of 27

Insofar images or other health related records that will be provided by a Party to the other Party under this Agreement contain Personal Data or references thereto, the first party will ensure that all such Personal Data and references are removed or made illegible or inaccessible prior to the disclosure to the receiving party. Where the Personal Data cannot be removed, or be made illegible or inaccessible, but it cannot be avoided to share this Personal Data with the other Party, the transferring Party warrants that it has obtained the explicit consent of the data subject concerned with regard to the disclosure of the Personal Data or reference thereto to the other Party as well as the use of those Personal Data or references thereto by the other Party for business, research and marketing purposes.

18.9.	HIPAA Compliance. In connection with providing services hereunder, a Party or a Customer may disclose to the other Party individually identifiable health information (“PHI”) as defined in and subject to protection under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated pursuant thereto (“HIPAA”). The Customers include “Covered Entities,” which are subject to HIPAA. This paragraph is to allow Customers to comply with HIPAA. “PHI” and “ePHI” will mean Protected Health Information and Electronic Protected Health Information, respectively, as defined in 45 C.F.R. §160.103, limited to the information the other Party received from or created or received on behalf of a Party.

Distributor and Supplier agree that: (1) The receiving Party will not use or further disclose PHI other than as permitted by this Agreement or required by law; (2) the receiving Party will use appropriate safeguards to prevent the use or disclosure of the PHI other than as permitted by this Agreement, and will implement administrative, physical, and technical safeguards that reasonably and appropriately protect the confidentiality, integrity, and availability of ePHI (“Safeguards”); (3) the receiving Party will report to the transferring Party: (a) any use or disclosure of the PHI not permitted by this Agreement or by law of which the receiving Party becomes aware; and (b) any Security Incident (as defined by law) of which the receiving Party becomes aware; (4) To the extent that the receiving Party uses one or more subcontractors or agents to provide services under this Agreement, and such subcontractors or agents receive or have access to the PHI, each such subcontractor or agent will: (a) enter into a written agreement with the receiving Party containing the same restrictions and conditions set forth in the business associate provisions of HIPAA that apply through the receiving Party; and (b) implement reasonable and appropriate Safeguards to protect ePHI; (5) the receiving Party agrees to make (a) its internal practices, books and records relating to the use and disclosure of PHI and (b) its policies, procedures and documentation required by the Security Rule relating to the Safeguards, available to the Secretary of the U.S. Department of Health and Human Services or his designee to the extent necessary to determine the receiving Party’s compliance with HIPAA; (6) the receiving Party agrees to make available to the other Party (or at its direction to a Customer) the information in its possession required to provide an accounting of the receiving Party’s disclosures of PHI as required by HIPAA (7) the receiving Party will use reasonable commercial efforts to mitigate any harmful effect that is known to the receiving Party of a use or disclosure of PHI by the receiving Party in violation of this Agreement; and (8) Upon the termination of this Agreement for any reason, the receiving Party will return to the transferring Party (or at its direction to a Customer) or destroy all PHI received from the transferring Party or a Customer that the receiving Party maintains in any form, recorded on any medium, or stored in any storage system, unless said information is no longer PHI or if the return or destruction is not feasible. Following termination of this Agreement, the receiving Party will remain bound by the provisions of this Paragraph 18.9 with respect to any PHI that remains in its possession.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 23 of 27

18.10.	Excluded Provider. Each Party represents and warrants that it, and, to the best of its knowledge, its employees and subcontractors providing or marketing the Products are not debarred, excluded, suspended or otherwise ineligible to participate in a U.S. federal health care program, nor have they been convicted of any U.S. health care related crime (an “Excluded Provider”). Each Party will promptly notify the other Party in writing if it becomes aware that any of its employees or subcontractors providing or marketing the Products has become an Excluded Provider. Either Party may terminate this Agreement upon written notice to the other Party if such other Party or any of its employees or subcontractors providing or marketing the Products becomes an Excluded Provider.
18.11.	Availability of Records. This Section 18.11 shall apply to the extent required by law. Each Party will make available, upon written request of the Secretary of the U.S. Department of Health and Human Services (“DHHS”), or upon request of the U.S. Comptroller General, or any of their authorized representatives, each Purchase Order and the books, documents and records of such Party that are necessary to certify the nature and extent of the costs for which the other Party seeks reimbursement. Each Party further agrees that if it carries out any of the duties of this Agreement through a subcontract with a value or cost of ten thousand dollars ($10,000) or more over a twelve (12) month period, with a related organization, such subcontract will contain a clause to the effect that until the expiration of four (4) years after the furnishing of such Products pursuant to such subcontract, the related organization will make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their authorized representatives, the subcontract, and books and documents and records of such organization that are necessary to verify the nature and extent of such costs.
18.12.	Waivers. Neither the failure nor delay of any Party to this Agreement to assert or exercise any right, power, privilege or remedy under this Agreement or to enforce any term or provision hereof or thereof, will constitute a waiver of such right, power, privilege or remedy, and no single or partial exercise of any such right, power, privilege or remedy will preclude any other or further exercise of such right, power, privilege or remedy or the exercise of any other right, power, privilege or remedy.
18.13.	Notices. Any notice, request, instruction or other document to be given hereunder by any Party to the other will be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or by overnight courier:
If to Distributor:	Nigel Prince [Sr Director Purchasing] VS 4B 106E, Vreedeoord 105 5621 CX Eindhoven, The Netherlands nigel.prince@philips.com, Tel: +31 40 27 82196, Fax: +31 40 27 89600
With copy to	Florian Schneeberger [Sr Dir Venture Management] Building QY, Veenpluis 4-6 5684PC Best, The Netherlands florian.schneeberger@philips.com, Tel: +31 402764064, Fax +31 40 27 69100
And copy to	Philips Medical Systems Nederland B.V. Legal Department, PO Box 10.000 5680 DA Best, The Netherlands Tel: +31 40 2763442, Fax +31 40 2762651

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 24 of 27

If to Supplier:	Tal Wenderow [EVP Marketing & Bus Development] 11 Erie Drive Natick, MA 01760, USA tal.wenderow@corindus,com, Tel: +1 508 653 3335 x 205, Fax 508-653-3355 or to such other persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above will be deemed given to the receiving Party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

18.14.	Publicity. Except as set forth in article 13.4 of this Agreement or in Attachment 8 to this Agreement, neither Party will, without the prior written consent of the other Party, make any news release, public announcement, relating to this Agreement or its subject matter, unless to the extent Distributor considers it necessary to do so in the ordinary course of its business.
18.15.	Independent Contractors. Each Party is an independent contractor, not an agent, employee or representative of the other. Neither Party has authority to make any statement, representation or commitment of any kind or to take any action binding upon the other, without the other Party’s prior, written authorization.
18.16.	Authority; Due Execution. Each Party represents and warrants to the other, that (i) it has full power and authority to enter into this Agreement and any agreements related hereto and, subject to the terms and conditions hereof, this Agreement, when executed, will be a valid and legally binding obligation of such Party according to its provisions; (ii) the execution and performance of this Agreement will not constitute a breach of or an event of default under any agreement, contract, law or regulation to which such Party is or may be bound; and (iii) the execution and performance of this Agreement has been duly authorized by all necessary corporate action.
18.17.	Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or entities or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
18.18.	Supply Chain Security. Supplier will be responsible to follow any applicable governmental requirements for supply chain security and make reasonable efforts to support Distributor’s Supply Chain Security Programs (if different and to the extent the relevant information is provided to Supplier), and will inform Distributor of any relevant event. Distributor will be entitled to audit the supply chain security of Supplier for compliance with this Section.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 25 of 27

18.19.	Export Compliance. The provisions of this Section 18.19 shall apply only to the extent required by applicable law or regulations: Upon Distributor’s request, Supplier will provide Distributor and/or Customer with an acceptable and auditable certification stating the country of origin for the Product sufficient to satisfy the requirements of customs authorities of the country of receipt and applicable export licensing regulations. Supplier will mark each Product with the country of origin, and when marking the Product, Supplier shall comply with the requirements of the customs authorities of the country of receipt. If the Product is import or export controlled, Supplier will inform Distributor accordingly and indicate the applicable import/export control classification numbers. Supplier is responsible for obtaining all necessary and proper customs or export licenses and/or governmental authorizations in order to complete delivery of Products purchased by Distributor.

Distributor shall ensure that no party involved in any aspect of a sales transaction hereunder may be considered to be a restricted or denied party as identified by the United States or any other government having jurisdiction over the transaction.

18.20.	Survival. All terms and conditions of this Agreement which are intended (whether expressed or not) to survive the duration or termination of this Agreement will so survive, including without limitation the articles 2.3(b), 11, 12, 13.1, 13.2, 13.6, 14, 15.2, 16.4, 16.5, 18.1, 18.2, 18.3, 18.5, 18.6, 18.12, 18.15, 18.17 and 18.20.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 26 of 27

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

Philips Medical System Nederland B.V.		Corindus Inc.

/s/ Bert van Meurs		/s/ David Handler
Signature		Signature

Name:	Bert van Meurs	Name:	David Handler
Title:	SVP & GM BU iXR	Title:	President & CEO
	GM Philips Medical System Nederland B.V.	Date:
Date:

/s/ Maxine Moor
Signature

Name:	Maxine Moor
Title:	Senior Director, Commercial Purchasing
Date:

 [***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Corindus Philips Distributor Agreement	Page 27 of 27

Attachment 1 – Products, Integration Kit and Prices

1.	“CorPath System” as used in the Distributor Agreement means the CorPath 200 vascular robot and its successors for PCI.
2.	“Philips Integration Kit” shall mean, additionally to the definition in the Distributor Agreement, the kit necessary to adapt the Distributor Equipment to work with the Product containing:

i. Viewing monitors (Life and reference) and the connection of the monitors to the relevant Distributor Equipment

ii. foot pedals for the relevant Distributor Equipment

iii. basic non-integrated controls for use of the Product with the relevant Distributor Equipment but excludes any advanced integration features, including but not limited to software integration, integration of controls for use of the Product with the relevant Cath Lab.

3.	“Integration Kit” means the package that will be developed by Supplier to be delivered with the Products to Customers who aim to use the Products in combination with the Competitor Equipment, containing a) viewing monitors and the connection of the monitors to the relevant Cath Lab, b) foot pedals for the relevant Cath Lab, and c) basic non-integrated controls for use of the Product with the relevant Cath Lab.
4.	“Price” shall mean the agreed upon transfer price which will include the Product, shipment, packaging, unpacking, installation, training and warranty cost to be charged by Supplier to Distributor per product purchased by Distributor.
5.	“List Price” shall mean the price the Distributor determines to list the products in it’s catalog. Distributor will independently determine the sales price to be charged per Product by Distributor to Customers.
6.	Price for the US Territory
(a)	The Price at product introduction will be set at [***],- US$
(b)	It is agreed between the Parties that Distributor’s possibilities to meet the desired market penetration depend on this pricing of the Products in the market. Therefore, as part of the Market Introduction Plan, the Parties will jointly conduct a market price study into the pricing of the Products as input into Distributor’s determination of the List Price before market introduction.
(c)	In case the market study shows substantial difference to initial pricing/penetration assumptions, and both parties mutually agree, Pricing will be re-negotiated in good faith.
7.	Price for the rest of the Territory: The Parties will negotiate and agree on a Transfer Price for the rest of Territory later.

 [***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 1 to Corindus Philips Distributor Agreement	Page 1 of 1

Attachment 2 - Marketing & Sales US

1.

Introduction

1.1	This Attachment to the Distributor Agreement describes the way of working between Distributor and Supplier for the US Territory for marketing and sales activities necessary for successful market introduction and quality improvement of the Product. Unless otherwise mentioned, all the definitions and references of the Distributor Agreement shall apply in full in this Attachment.

2.

Definitions

2.1	“Lead” means an identified potential Customer for the Product who did not yet purchase the Product.
2.2	“Lead Pipeline” means the full amount of identified Leads at the respective maturity stages in the sales process.
2.3	“Market Introduction Plan” shall mean a combined plan between the Parties to define the activities and responsibilities necessary for successful market introduction and quality improvement of the Product
2.4	“Reference Site” shall mean strategically chosen Customer sites where the site has agreed to use the Product during the product introduction phase and later to mature the sales, marketing, training and adoption approach and to host site visits to enable Distributor to demonstrate the Product to potential Customers and Leads in the site’s clinical setting.

3.

Organization

3.1	Distributor will, at its own expense, appoint a dedicated US Marketing manager who will be responsible for coordinating and executing all marketing and sales activities related to the Products, such as sales force training and communication, management of the Lead Pipeline and generating marketing materials. Distributor will assign adequate budget for the US marketing effort in order to perform Distributor responsibilities set out in this attachment.
3.2	Supplier will, at its own expense, set up its own Product field marketing and clinical specialist team (Field Marketing Team) which will be responsible for performing Supplier responsibilities set out in this Attachment 2.

4.

Marketing

4.1	The Parties will work together on a detailed Market Introduction Plan to avoid discrepancies between each Party’s marketing activities. The Market Introduction Plan will be milestone based and define Product introduction and Product adoption plans and marketing strategy.
4.2	Supplier will be responsible for global Product management and development of the Product’s integral value proposition.
4.3	Supplier will provide marketing and sales tools (for instance, brochures, demonstration equipment, Customer testimonial videos) for Distributor’s sales force to be agreed between the Parties as described in Market Introduction Plan, and will make reasonable efforts to provide necessary documentation to fulfill Distributor’s NPI checklists.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 2 to Corindus Philips Distributor Agreement	Page 1 of 4

4.4	Distributor will identify sites currently having Distributor Equipment installed and Distributor and Supplier will jointly identify from that list an agreed-to number of those sites with which Distributor will negotiate for such site to become a Reference Site. The intention is to identify and secure Reference Sites that are geographically spread.
4.5	Supplier will have its own marketing program and will be responsible for developing, funding and maintaining its own website, advertising, tradeshows exhibits, education and training center.
4.6	Supplier will provide and install Products and Disposables, at its expense, for Distributor to demonstrate at agreed upon trade shows.
4.7	To increase visibility of the Product, Supplier will deliver and install on loan at no charge to Distributor two (2) demo Products with Disposables in agreed Distributor’s customer education and visitor centers.
4.8	Supplier will provide reasonable efforts to organize a specialized service and support team for the Reference Sites.
4.9	Supplier will further drive the value proposition by performing clinical development activities determined by Supplier with input from Distributor based on its marketing activities to further support additional clinical claims of the proposition in line with regulatory requirements.

5.

Sales process

5.1	Distributor will use its existing sales and marketing organization and tools to drive Lead generation, Lead prioritization and sales towards new Equipment customers and potential Customers with installed Distributor Equipment, or installed base of Competitor Equipment.
5.2	Distributor and Supplier will agree on criteria to prioritize identified Leads in order to ensure that both companies’ efforts in sales and marketing are in line with the Market Introduction Plan. Distributor will utilize its existing Lead pipeline process to manage prioritization and target of Customers.
5.3	Distributor sales force will coordinate the sales process for all leads, requesting the Supplies Field Marketing Team, if necessary, to perform site visits to articulate the proposition and perform Product presentations at end customer locations as mutually agreed for Distributor to try to reach sales projections. The cost of Supplier field marketing activites, including but not limited to Product demonstrations, demonstration equipment and travel will be at the sole expense of the Supplier.
5.4	Supplier’s Field Marketing Team is responsible to assist in promoting the Product and to promote related Disposables to installed base Distributor or Competitor Equipment customers. Supplier shall notify Distributor of any Leads or inquiries that it receives from potential Customers.
5.5	Quote process - Distributor will determine timing for quotation to Customer. In case of Leads which are not interested in purchasing Distributor Equipment, Distributor will use reasonable efforts to reply to a request for quotation from a Customer in a timely manner.
5.6	Distributor will ensure adequate sales compensation towards the sales teams to focus on Products in order to reach the agreed upon Minimum Distributor Requirements.
5.7	Distributor will be responsible to list the Products in its sales catalogue and to quote and sell the Product to the Customer.
5.8	Supplier will develop a clinical field organization for end customer application training, education and system use to execute the adoption plan, mature the value proposition and drive Disposable cassette usage.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 2 to Corindus Philips Distributor Agreement	Page 2 of 4

5.9	Both companies will meet on a monthly basis to share updates on each company’s sales, Lead generation, inform each other about customers interested in the Product and coordinate the marketing and sales process to address operational matters necessary to enable supply and service of the Product, as part of the governance process described in Section 4 of the Distribution Agreement.

6.

Rules of Engagement of Sales force

6.1	[***]
6.2	For the avoidance doubt, nothing in this Agreement/Attachment restricts either Party’s discretion to independently decide to supply any particular Customers.

7.

Sales Training

7.1	Supplier will be responsible to design, develop and conduct a training program and training materials free of charge for the Distributor sales and marketing organization. Each Party will bear its own travel and living cost.
7.2	Distributor will be responsible to ensure that all members of its sales organization that are involved in sales of the Product are adequately trained to perform their activities under this Agreement.

8.

Installation and Customer acceptance

8.1	Both Parties will agree in the Management Committee on a detailed installation and Customer acceptance schedule (including coordinating duties) for the following installation scenarios
8.1.1	Installation with new Distributor Equipment
8.1.2	Installation with existing Distributor Equipment
8.1.3	Installation with existing Competitor Equipment
8.2	Supplier is obliged to perform its obligations in line with the timing mutually agreed in the initial project planning. It is expected that Supplier will complete Customer acceptance within 5 days after completion of Distributor Equipment customer acceptance if applicable.
8.3	Each Party will notify the other Party promptly if it they cannot meet the scheduled timeline.
8.4	Supplier is responsible to install, perform customer training of the Products and ensure all requirements are met for the Customer to sign the acceptance form for the Product, subject to Distributor installing any new Distributor Equipment, if applicable.

9.

Product Introduction Strategy for US Territory

Regulatory [anticipated timeframe: [***]]:

•	Corindus will use reasonable efforts to execute clinical trials to gain regulatory clearance for the CorPath System and Disposable cassettes. CE mark for the CorPath System is anticipated by end of [***] and FDA regulatory clearance is anticipated by end of [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 2 to Corindus Philips Distributor Agreement	Page 3 of 4

Phase 0 [anticipated timeframe: [***]]:

•	Corindus will develop training plans, generate materials and run training programs in order to properly train and educate Philips marketing and sales force, post FDA 510(k) submission. These activities will be aligned with Philips’ iXR marketing team in Best and Philips’ NA sales and marketing management in Bothell. Both companies will work towards introducing the CorPath System as part of Philips’ iXR catalogue.
•	Philips will support educational activities to its US sales organization and customers regarding the CorPath System value proposition.
•	First draft Market Introduction Plan in Q1
•	Parties will mutually conduct and fund a market research to assist Distributor in determining on pricing strategy for the Product launch.

Phase 1 [anticipated timeframe: [***]]:

•	Immediately after receiving 510k approval, Philips and Corindus will start commercializing the CorPath System to a defined number of reference and early adopter sites. The parties will work together to:
•	Enable a successful launch basis for the Philips distribution of the CorPath System;
•	Adequately deploy marketing and sales efforts to generate Leads;
•	Field testing of the training, field implementation and adoption process of the CorPath System;
•	Gain further insight in customer feedback before a full commercial launch of the CorPath System;
•	Enable Corindus to determine further clinical studies it may conduct at its own cost to underpin additional value proposition claims

Phase 2 [anticipated timeframe: [***]]:

•	Philips will use reasonable efforts to promote CorPath System and generate Leads, and work together with Corindus to maximize Lead conversion into quotes and sales of the CorPath Systems.

 [***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 2 to Corindus Philips Distributor Agreement	Page 4 of 4

Attachment 6 – Countries

Countries where Supplier and Distributor agree to commercialize the Product:

1.	US Territory as defined in the Distribution agreement
2.	Additional countries will be added after mutual consent

 [***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 6 to Corindus Philips Distributor Agreement	Page 1 of 1

Attachment 7 – Business Metrics

1.

Generic Business Metrics

1.1	Both parties agree to monitor the business based on the following parameters which are being reviewed in the joint business review meetings of the Management Committee
Metric	Description	Frequency	Owner
Lead pipeline	Pipeline of # of leads after application of qualification criteria	Monthly	Shared
Cassette Sales	Disposable cassette Sales quantities per quarter	Quarterly	Corindus
Field Failure Rate	Technical field calls per unit of Product per year in average for all Products	Monthly	Corindus

2.

Minimum Distributor requirements for US Territory

2.1	Both Parties agree on the following quarterly minimum requirements for Distributor:
	Q1	Q2	Q3	Q4	Q5	Q6	Q7	Q8
# of purchase orders placed with Supplier	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

2.2	Q1 -> Q8 mean three consecutive calendar months,
2.3	Q1 starting with the 1st day of the month following the later of either (a) Product and Disposables 510(k) clearance by the FDA; or (b) the date on which Corindus has an inventory of the Product and Disposables that are released for shipment to Customers, sufficient in number to meet the Q1 Minimum Distributor Requirements.
2.4	It is explicitly understood and agreed that the Parties will revise these Minimum Distributor Requirements for Q5 to Q8 during Q4, based on the Parties’ mutual experience during the first year of the Term. If both parties do not mutually agree on such sales requirements during Q4, the Q5-Q8 sales value stated above will apply until the parties agree to revised numbers.
2.5	The Minimum Distributor Requirements are subject to sections 2.7 (second sentence), 2.9, and article 16 of the Distributor Agreement.

3.

Minimum Customer Satisfaction Requirements

3.1	Both Parties agree the following Minimum Customer Satisfaction Requirements, to be measured during Q4 and Q6 above:

NPS score >[***]%

3.2	The Minimum Customer Satisfaction Requirements are subject to sections 2.7, (second sentence) and 16 of the Distributor Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 7 to Corindus Philips Distributor Agreement	Page 1 of 1

Attachment 9 Quality

1.

Applicability and Scope

This Attachment sets forth certain minimum quality, regulatory, and reliability requirements for the Products, as defined in the Distributor Agreement.

2.

Definitions

“CAPA” shall mean Corrective Action Preventive Action as defined by FDA

“MDR” shall mean Medical Device Reporting as defined by FDA

3.

Quality Management System

Supplier must maintain a documented, efficient and up to date quality management system according to the applicable regulations and standards. Additionally, Supplier’s quality management system must be

(i)	compliant with the FDA 21 Code of Federal Regulation Part 820 and other parts of CFR as applicable;
(ii)	and certified to the relevant requirements of
a.	the standard ISO 13485/2003,
b.	the Medical Device directive 93/42/EEC and amendments (EU), if and when both Parties agree to commercialize the Product in Europe (as specified in Attachment 6);
c.	any other regulation, as applicable to those countries in which both Parties agree to commercialize the Product as specified in Attachment 6, such as the Medical Device regulations (Canada), the JPAL regulation (Japan) or SFDA/CCC regulations (China).

For each certification, Supplier shall maintain the corresponding certificate issued by the accredited certification body. Upon request, Supplier shall provide Distributor copies of such certificates free of charge in cases (a) necessary for Distributor to execute its obligations under the Distributor Agreement and (b) if required by applicable laws or regulations. Supplier shall immediately inform Distributor in writing of any material change to its quality management system, and certification status.

In particular, when Supplier has received a notice of substantial non-compliance from a certification body or regulatory authority and this non-compliance may affect its ability to provide Distributor with the Product, Supplier shall promptly notify Distributor in writing of such situation

4.

Product Control

Supplier shall ensure that that each unit of Product shall, at the time of its shipment materially comply with the Specifications. In the event of any failure for such unit to materially comply with the Specifications, Supplier shall repair or replace such unit to conform to the Specifications, as set forth in Article 11 of the Distributor Agreement. Supplier shall provide Distributor the Specifications, which shall include (without limiting the definition in the Agreement) performance and reliability specifications.

Before commercial launch at a time and on conditions to be mutually agreed by the Parties, Supplier shall provide evidence that the Products materially comply with the Specifications including but not limited to the performance and reliability specification, by Product demonstrations, sharing of test, verification and validation reports or similar means. Supplier shall consider any advice from Distributor in good faith.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 9 to Corindus Philips Distributor Agreement	Page 1 of 8

Distributor must authorize the initial shipment of new Products within three (3) business days after Supplier releases the Products and provides a certificate to Distributor with a signature of its Quality Manager that the Products comply with

(a)	their Specifications
(b)	all relevant quality and regulatory requirements of safety & effectiveness in the country of distribution (at minimum FDA 510(k) clearance, UL (or CSA) certification for US, and all applicable IEC standards).

This certificate will contain all references to the obtained product safety testing approvals.

In addition to article 5.3 (Change Process) of the Distribution Agreement, in case of changes which affect the way the Product interacts with Distributor Equipment both Parties will mutually investigate Product compatibility and mutually approve, before shipment of Products with the change. Supplier shall make reasonable efforts to support any Distributor request for compatibility tests and provide all relevant documentation. As long as this Product change is not approved by Distributor, Supplier will ensure the availability of the previous Product version.

Notwithstanding the fact that Distributor may have worked with Supplier in the preparation of the Specifications for Products, Distributor is relying on the technical expertise of Supplier with respect to the adequacy of the Specifications and with respect to the proper manufacture of the Product. Therefore Supplier shall be responsible for the Products materially meeting the Specifications, but also to the Products achieving a quality level consistent with normal expectations of products in the medical industry.

5.

Process Control

Supplier shall control the quality and strive for the continuous improvement of its manufacturing processes and those of its subcontractors through the use of monitoring techniques and tools in Supplier’s reasonable business judgment, which may include: process-flows, Root Cause Analysis, capability studies, risk analysis, failure mode and effect analysis, reliability calculations, measurement system analysis, gage R&R studies, statistical process control (SPC), corrective actions and preventative actions, and process and product audits. Supplier shall establish and maintain a quality measurement system and quality analysis process as determined in Supplier’s reasonable business judgment, executed by appropriately skilled personnel. Supplier approach and results will be communicated to Distributor in a mutually agreed format on a quarterly basis. This report at minimum shall contain mutually agreed data, CAPA plans and results.

Supplier will be fully responsible to ensure that all process changes affecting Products, including process or design changes, changes to manufacturing processes (including geographic location) changes affecting electrical performance, mechanical form or fit, function, environmental compatibility, chemical characteristics, life, reliability or quality of Products or changes that could have significant impact upon Supplier’s quality system will be in accordance with this Attachment.

Supplier shall provide to its employees training courses to ensure that Supplier’s employees keep abreast of technical, regulatory and other developments as determined in Supplier’s reasonable business judgment.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 9 to Corindus Philips Distributor Agreement	Page 2 of 8

6.

Document Control

Supplier must have a suitable document control and record retention policy that complies with applicable regulatory requirements for the Products. Supplier shall establish and maintain design records, manufacturing records and quality records for each type of Product in accordance with applicable regulatory requirements. Supplier shall provide Distributor upon request with copies of such records free of charge, in cases (a) necessary for Distributor to execute its obligations under the Distributor Agreement and (b) in a timely manner, if required by applicable laws or regulations

Supplier shall establish and maintain a Design History File (“DHF”), as described in article 17, for each type of Product. In case of changes, the DHF grows further during the maintenance phase of the Product. All changes, including all related applicable information such as revised specifications, (new) calculations, hazard analyses and test reports, must be continually added to the DHF during this phase.

Supplier shall establish and maintain a Device Master Record (“DMR”), as described in article 17, for each type of Product. The DMR must be in place at start of regular production, including pre-production.

Supplier shall establish and maintain a Device History Record (“DHR”), as described in article 17, for each individual Product. For each manufactured Product, including those from pre-production, a DHR must be in place before delivery to the Customer.

Supplier shall archive these records for a period of 15 years unless other retention time is needed by local regulatory requirements, and on request, provide Distributor with a copy thereof free of charge in cases (a) necessary for Distributor to execute its obligations under the Distributor Agreement and (b) in a timely manner, if required by applicable laws or regulations.

7.

Supply Chain Management

Supplier is responsible for its supply chain. Supplier shall ensure that its suppliers have adequate quality management systems to ensure quality and delivery performance throughout the entire supply chain as Supplier deems reasonably necessary. Supplier shall have adequate agreements in place with its suppliers and ensure the quality of incoming goods.

8.

Product Quality

Distributors’ quality target is zero defects for Products delivered by Supplier. Supplier shall ensure that the Products comply with medical industry standard reliability requirements. Supplier shall execute and analyze all necessary reliability measurements, to produce evidence of reliability requirements. In the event a potential reliability problem is discovered, Supplier shall notify Distributor immediately in writing; likewise, Distributor shall inform Supplier in such an event.

Supplier shall be responsible and bear all cost for the resolution of reliability for all delivered Products as determined by Supplier.

Supplier will process in a timely manner all Product complaints reported to the Distributor (which Distributor will promptly report to Supplier) or directly to Supplier, or reported by Distributor using the agreed complaint management system. Adequate corrections and corrective actions will be defined by Supplier.

Complaints, malfunctions, defects leading to MDR’s / adverse events reporting or recalls will comply with requirements of §15. Supplier will keep these records on file for a minimum of 15 years unless longer retention time is required by applicable regulatory requirements.

Supplier will, upon request, provide Distributor with a synthesized report of field failures/complaints trending on a periodic basis (monthly) so that Distributor is aware of general Product performance and reliability and request Supplier corrections and/or corrective actions as necessary which action will be determined by Supplier.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 9 to Corindus Philips Distributor Agreement	Page 3 of 8

9.

Rejects and Corrective & Preventive Actions

Distributor and/or Customers may reject deliveries of Products that are not in material conformance with the Specifications In the event of any rejection, Supplier shall repair or replace rejected Products to conform to the Specifications, as set forth in Article 11 of the Distributor Agreement. Supplier shall inform Distributor of all actions to be taken by Supplier to comply with this Section.

10.

Recall Program

In case of recall program or failure of the Product that may cause or contribute to injury or death or that, should it recur, may result in risk of injury or death, the recall program will comply with requirements of §15. Supplier will be fully responsible to bear cost of the recall program (except to the extent recall of Product is due to Distributor’s breach of the Distributor Agreement, negligence or wilful misconduct) including, to the extent provided in Section 14.1 of the Distributor Agreement, the damages claimed by third parties from Distributor and related labour and transportation cost, and perform the program in line with all applicable regulatory requirements.

11.

Traceability; Quality Records

Supplier shall ensure the traceability of the Products such that, in the event an error is discovered, all other possible defective Products can be identified promptly and may be restricted until such time as corrective measures can be taken.

Supplier is obliged to immediately inform the Distributor in writing about any materially defective Products which has been delivered.

12.

Performance Measurement in the Global Supplier Rating System (GSRS)

Distributor will measure the ongoing performance of Supplier using the Global Supplier Rating System (“GSRS”) in the areas of Innovation, Responsiveness/Support, Cost/Pricing, Delivery and Quality based on mutually to be agreed upon targets.

Both Parties goal is to have Supplier be a “Green” Supplier as set forth in Distributor’s applicable GSRS scorecard. Distributor shall provide Supplier with the applicable GSRS specification and notify Supplier in the event of changes to such specifications and targets in GSRS.

13.

Auditing

Distributor or its designee may conduct, upon reasonable prior notice, audits or assessments at Supplier’s premises in order to verify and inspect Supplier’s quality management system and capabilities in accordance with this Attachment.

In the event of quality problems caused by goods supplied by Supplier’s subcontractors, Supplier is obliged to use reasonable efforts to develop and implement correction and/or effective corrective action, which may include performing an audit at the subcontractor’s premises. Results of such audit will be revealed to Distributor upon request. Audits of Supplier’s subcontractors by Distributor will only be performed with Supplier’s agreement and only after Supplier could not resolve an issue in reasonable time. Results of such audit will be revealed to Distributor upon request.

Any non conforming findings resulting from Distributor audit has to be addressed by the Supplier within a timeline agreed between Supplier and Distributor and the corrective action must be registered, documented and provided to Distributor. Evidence of the implementation will be provided to Distributor.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 9 to Corindus Philips Distributor Agreement	Page 4 of 8

Supplier agrees to conduct periodic and systematic internal audits of its operations against its quality management system. In the event that an audit determines substantial non-compliance which might have an effect on Suppliers ability to perform under the Distributor Agreement, Supplier will promptly notify Distributor of the nature of the non-compliance and will identify and implement reasonable corrective measures within a reasonable time following the date on which non-compliance is first determined. In response to Supplier’s notice, Distributor may suggest additional corrective measures.

CAPA Records associated with the non compliance and resolution will be maintained for 15 years unless longer retention time is required by locally applicable regulation.

14.

Communications

Both Parties will designate individuals as quality assurance representative to administer the implementation of this Attachment and perform the coordinating activities required within its scope. Each Party will advise the other Party of any change of representatives or contact persons in writing.

15.

Adverse Events and Field Corrections and Removals

If Supplier becomes aware of complaints leading or that might lead to risk to health, injury or death, or is contacted by the FDA or other national regulatory authorities with authority over the Product about its Products, Supplier shall notify Distributor’s quality officer (names to be defined later) within three (3) business days after Supplier became aware of the complaint or the contact.

Supplier is responsible for filing regulatory notifications and reports (e.g. Product adverse event reports, recall reports, etc.) with regulatory agencies within the timescale as required by regulation; notification of Product adverse event reports and recall reports to authorities and Customers must be copied to Distributor.

Supplier shall provide Distributor with a copy of any written or electronic communication that it receives from FDA or any other governmental authority that threatens or seeks enforcement action, including, but not limited to, a voluntary or mandatory recall, detention, seizure, injunction, prosecution, or civil fines, and is reasonably related to the Products covered by this Agreement (e.g. an FDA Warning Letter).

It shall be the responsibility of the Supplier to submit any Mandatory Problem Reporting required by regulatory authorities for the Product. Distributor will assist the Supplier in Product failure investigation (and vice versa) in case (a) the Product is used in combination with the Distributor Equipment, (b) has led to a compatibility statement and (c) Distributor Equipment or Supplier’s Product may have contributed to the failure of the other product. Additionally, the term “Manufacturer” as referred to in Chapter 21 of the CFR (or its foreign equivalents), and all requirements thereof, shall mean ‘Supplier’ or ‘Distributor’ for their own respective finished products.

16.

Requirements for Sterile Products

Supplier shall use reasonable efforts to ensure that all related sterile Disposables sold by Supplier to Customer for use with the Product are processed by Supplier’s subcontractor in accordance with applicable sterilization standards.

Device History Records for sterile Disposables shall identify the specific process parameters for the sterilization process(es) that was used for each batch/lot of Disposable. Sterilization records shall be traceable to each production batch / lot of Disposables. DHR’s for sterile Disposables shall be archived / maintained per the Document Control section (§6) of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 9 to Corindus Philips Distributor Agreement	Page 5 of 8

Supplier or its sub-contractor shall maintain documented procedures for the validation of sterilization processes for the sterile Disposables. Sterilization processes shall be validated or show evidence of sterility per applicable standards prior to initial use and per the agreed upon revalidation period. Records of validation of each sterilization process shall be maintained and shared with Distributor upon request in cases (a) necessary for Distributor to execute its obligations under the Distributor Agreement and (b) in a timely manner if required by applicable laws or regulations.

17.

Document Requirement

Design History File (DHF)

These files contain all relevant documents generated during creation and implementing of the design. The DHF shall contain or reference the records necessary to demonstrate that the design was developed in accordance with the approved design plan and the requirements of standards cited in Section 2. Quality Management System.

1.	Design and development plans: Continually updated plans for the design and development of a Product that describes all the activities and responsibilities according to applicable standards.
2.	Design input: Establish the requirements for the Product to be developed. This should include appropriate hazard analysis outputs.
3.	Design review: Reviews conducted with and approved by all applicable personnel to assure that the development is progressing according to plan.
4.	Design verification: Verification that Product meets requirements as defined in applicable standards
5.	Design validation: Validation that Product meets requirements as defined in applicable standards
6.	Design transfers: Ensure design is correctly described in the production process.
7.	Design changes: Ensure controlled iteration of design changes with appropriate approvals and verification / validation.
8.	Design output: Specifications that are measurable references of the Product requirements.

Device Master Record (DMR) (required for all Suppliers)

These files cover the Product specifying documents and the manufacturing documents.

1.	Device specification: All relevant documented drawings and list of components, describing the product for regular production.
2.	Production process specification: Instructions used for manufacturing and assembling the Product, including equipment and environmental requirements.
3.	Quality assurance procedures and specifications: Instructions used for testing the Product, including equipment requirements.
4.	Packaging and labeling specifications: Including generation methods.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 9 to Corindus Philips Distributor Agreement	Page 6 of 8

5.	Installation, maintenance and servicing: Procedures and methods, as appropriate

Device History Record (DHR ) (required for all Suppliers)

These files cover the history of all manufactured Products, to guarantee its traceability and demonstrate it is manufactured in accordance with the DMR and Product requirements.

6.	Dates of manufacture
7.	Quantity manufactured
8.	Quantity released
9.	Acceptance records

These records will demonstrate Product was manufactured in accordance with DMR (see DMR point 4). This will include documentation of any non-conformances to the DMR.

10.	Identification label/labeling: For each unit.
11.	Device identification and control #’s
•	Batch #
•	Lot #
•	Serial #’s
12.	Additional: _________________

18.

Supplier quality system standards

Supplier will list the following quality system standards the Supplier comply with:

ISO 13485 (specify the version :           )

Revision: 2003	Accredited Certifying Body:	BSI

Certification No.:	FM 549271	Certification Date:	9/9/2009

Expiration Date:	9/8/2012

Site covered by certification:	Natick, MA

Product scope covered by certification:   Design, Development, Manufacture and Servicing of Robotic Systems to assist physicians and facilitate the performance of minimally invasive interventional procedures.

EC Directive 93/42/EEC (MDD) Annex II

Revision:	Accredited Certifying Body:	BSI

Certification No.:	Certification Date:

Expiration Date:

Site covered by certification:	Natick, MA

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 9 to Corindus Philips Distributor Agreement	Page 7 of 8

Product scope covered by certification: Design, Development, Manufacture and Servicing of Robotic Systems to assist physicians and facilitate the performance of minimally invasive interventional procedures.

FDA Registration

Registration No.: _____________      Registration Date: __________________________

Expiration Date: __________________________

Site covered by registration: __________________________

Product scope covered by registration: ________________________________

Other Quality System standard(s): ________________________________________

Accredited Certifying Body _______________________________________________

Certification No.____ __________________ Certification Date__________________________

Expiration Date __________________________

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 9 to Corindus Philips Distributor Agreement	Page 8 of 8

Execution Copy

FIRST AMENDMENT TO DISTRIBUTOR AGREEMENT

THIS FIRST AMENDMENT TO DISTRIBUTOR AGREEMENT (this "Amendment") is entered into as of November 8, 2013, by and between Philips Medical Systems Nederland B.V. having a place of business at Veenpluis 4-6, PO Box 10.000 5680 DA Best, The Netherlands ("Philips"), and Corindus, Inc., having a place of business at 309 Waverley Oaks Road, Suite 105, Waltham, MA 02452 ("Corindus").

A. Philips and Corindus are parties to that certain Distributor Agreement dated January 21, 2011 (the "Distributor Agreement").

B. Philips and Corindus desire to amend the Distributor Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the above recitals which are by this reference incorporated herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. **Defined Terms**. All capitalized terms not specifically defined herein shall have the respective meanings given or ascribed to them in the Supply Agreement.

2. **Amendments to Distributor Agreement**. The Distributor Agreement is hereby amended, effective as of the date first written above, as follows:

A. Article 1.18, the definition of "Minimum Customer Satisfaction Requirements," is hereby deleted in its entirety and replaced with the bracketed word "[RESERVED]".

B. Article 1.19, the definition of "Minimum Distributor Requirements" is hereby deleted in its entirety and replaced with the bracketed word "[RESERVED]".

C. Article 2.1 is hereby amended by deleting the language shown in strikethrough and adding the language shown double underlined below:

2.1 Appointment, ~~Exclusivity~~ Sole Distributor. Subject to the terms and conditions of this Agreement, Supplier hereby appoints Distributor to be Supplier's ~~exclusive~~ sole distributor for the promotion and sale of the Products in the Territory.

DM_US 44025893-15.091583.0010

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

shall retain and have the right for itself, and its successors, to promote, lease and sell Products to other parties in the Territory, including without limitation the sale of Products to any customers pursuant to a capital purchase by the customer, and to place with, transfer to or otherwise dispose of Products with other parties in the Territory, including without limitation placement of Products with any customers pursuant to a utilization or equipment loan program. For avoidance of doubt, Corindus has the right to sell Products directly to customers owning or using Distributor Equipment without any obligation to notify Distributor of any lead or sale to such customer, or make any payment to Distributor as a result of such sale, except that Corindus will notify Distributor of sales to customers owning or using Distributor Equipment.

D. Article 2.2 is hereby amended by deleting the following language shown in strikethrough from the article:

E. Article 2.2 is hereby amended by adding the following language to the end of the article:

Notwithstanding anything to the contrary contained herein or in any attachment hereto, Supplier shall have no obligation to comply with any provision of this Agreement or attachment hereto that is inconsistent with, or otherwise conflicts or interferes with, Supplier's or its successor's retained rights under article 2.1 to, independently of Distributor, promote, sell, place, transfer or otherwise dispose of Products in the Territory.

F. Article 2.4 is hereby amended by deleting the following language shown in strikethrough from the article:

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

G. Article 2.7 is hereby deleted in its entirety.

H. Article 2.8 is hereby amended by deleting the following language shown in strikethrough from the article:

I. Article 2.11 is hereby amended by deleting the following language shown in strikethrough from the article:

J. Article 3.1, first sentence, is hereby amended by deleting the language shown in strikethrough and adding the language shown double underlined below:

K. Article 5.2, first sentence, is hereby amended by adding the language shown in double underline below:

All regulatory responsibility for the Products and the Disposables and the Integration Kits other than Philips Integration Kits, including but not limited to regulatory reporting, belongs, as between Supplier and Distributor, to Supplier.

L. Article 7.1 is hereby amended by deleting the following language shown in strikethrough from the article:

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DM_US 44025893-15.091583.0010

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

M. Article 14.1(A)is hereby amended by adding clause (iv) as follows:

(iv) defective or non-compliant Integration Kit provided by or for Supplier (other than by Distributor) to a Customer for use with Distributor Equipment.

N. Article 16.2 is hereby amended by deleting the following language in clause (ii) shown in strikethrough, and replacing such language with the bracketed word "[RESERVED]".

O. Article 16.2 is hereby amended by deleting the following language in clause (c) shown in strikethrough from the article:

P. Article 16.3 is hereby deleted in its entirety and replaced with the bracketed word "[RESERVED]".

Q. Attachment 2 – Sections 5.3, 5.5 and 6.1 are hereby each deleted in its entirety and replaced with the bracketed word "[RESERVED]".

R. Attachment 2 – Section 2.1 is hereby amended by deleting the language shown in strikethrough and adding the language shown double underlined below:

"Lead" means ~~an identified~~ a potential Customer for the Product identified and actively pursued by Distributor who did not yet purchase the Product.

S. Attachment 2 - Section 3.1 is hereby amended by adding the language shown double underlined below:

T. Attachment 2 – Section 5.4 is hereby amended by deleting the language shown in strikethrough below:

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

U. Attachment 2 – Section 5.6 is hereby amended by deleting the language shown in strikethrough below:

V. Attachment 2 – Section 5.7 is hereby amended by inserting the word "Distributor's" before the word "Customer".

W. Attachment 7 - Business Metrics is hereby deleted in its entirety.

3. **Entire Agreement; Continuing Effectiveness**. The Distributor Agreement, including the attachments and ancillary agreements set forth in Section 18.3 of the Distributor Agreement, as modified by this Amendment, constitutes the entire agreement between Philips and Corindus regarding the subject matter thereof. Except as specifically modified by this Amendment, all other terms of the Distributor Agreement shall remain in full force and effect, without further modification, unless agreed to by Philips and Corindus in writing.

4. **Governing Law**. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts.

5. **Binding Effect; Counterparts**. This Amendment shall be binding on and inure to the benefit of the parties hereto, their successors in interest and assigns. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute one and the same instrument.

[*signature page follows*]

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

PHILIPS:

PHILIPS MEDICAL SYSTEMS NEDERLAND B.V.

By: ____________________

T.G.W. Winkels

20-11-13

CORINDUS:

CORINDUS, INC.

By: ____________________

David M. Handler

President and CEO

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.